Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among

BED BATH & BEYOND, INC.
as BBBY,

BEYOND HOME SERVICES, LLC,
as Parent,

SFV MERGER SUB, INC.,
as Merger Sub,

TWOPONDS, INC.,
as the Company,

MITCHELL ROSEN REVOCABLE TRUST,

and

SHARON ROSEN REVOCABLE TRUST,
as Sellers

Dated as of June 30, 2026

TABLE OF CONTENTS

ARTICLE I THE MERGER		2

1.1	Incorporation of Recitals	2

1.2	The Merger	2

1.3	Closing; Effective Time	2

1.4	Effects of the Merger	2

1.5	Certificate of Incorporation and Bylaws	3

1.6	Directors and Officers	3

1.7	Conversion of Shares	3

1.8	Merger Consideration	3

1.9	Withholding	4

1.10	Deliveries	4

ARTICLE II REPRESENTATIONS AND WARRANTIES		6

2.1	Representations and Warranties of BBBY, Parent and Merger Sub	6

2.2	Representations and Warranties of Sellers	10

ARTICLE III COVENANTS		41

3.1	Post-Closing Agreements	41

3.2	Covenant Not to Compete	42

3.3	Disclosure of Confidential Information	43

3.4	Injunctive Relief	44

3.5	Tax Matters	44

3.6	Sellers Release	46

3.7	Employee Benefits	47

3.8	Non-Disparagement	47

3.9	Legends	48

3.10	Private Placement	48

3.11	Data Room	48

3.12	Use of Email Address	49

3.13	Use of Business Credit Cards	49

3.14	Vehicle Transfer	49

3.15	Assignment	49

i

ARTICLE IV SURVIVAL; INDEMNIFICATION		50

4.1	Survival	50

4.2	Indemnification Obligations of Sellers	50

4.3	Indemnification Obligations of BBBY, Parent and Merger Sub	50

4.4	Limitations on Indemnification Obligations	51

4.5	Third Party Claims	52

4.6	Determination of Damages	53

4.7	Mitigation	54

ARTICLE V MISCELLANEOUS		54

5.1	Publicity	54

5.2	Notices	55

5.3	Fees and Expenses	55

5.4	Entire Agreement	55

5.5	Non-Waiver	56

5.6	Applicable Law; Jurisdiction	56

5.7	WAIVER OF TRIAL BY JURY	56

5.8	Binding Effect	56

5.9	Assignment	57

5.10	Amendments	57

5.11	Governmental Reporting	57

5.12	Enforcement; Remedies	57

5.13	Severability	57

5.14	Counterparts; Electronic Signatures	58

5.15	Interpretation	58

5.16	Definitions	58

Exhibits

Exhibit A	Restrictive Covenant Agreement
Exhibit B	Registration Rights, Lock-Up and Voting Agreement
Exhibit C-1	Offer Letter (Josh Rosen)
Exhibit C-2	Offer Letter (Ken Williams)
Exhibit D	Sample Net Current Assets Calculation

ii

Schedules

Parent’s Disclosure Schedule
Sellers’ Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 30, 2026, by and among Bed Bath & Beyond, Inc., a Delaware corporation (“BBBY”), Beyond Home Services, LLC, a Delaware limited liability company (“Parent”), SFV Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), TwoPonds, Inc., a Delaware corporation (the “Company”), Mitchell Rosen Revocable Trust (“MR Trust”) and Sharon Rosen Revocable Trust (“SR Trust”, and together with MR Trust, collectively, “Sellers”). Each of MR Trust, SR Trust, BBBY, Parent, Merger Sub, and the Company may be referred to herein individually as a “Party” or collectively as the “Parties”.

R E C I T A L S

WHEREAS, Merger Sub is a Delaware corporation and a wholly owned Subsidiary of Parent formed solely for the purpose of effectuating the Merger.

WHEREAS, Parent is a Delaware limited liability company that is a disregarded entity and a wholly owned Subsidiary of BBBY.

WHEREAS, Sellers, collectively, own 100% of the issued and outstanding shares of capital stock (the “Company Capital Stock”) of the Company.

WHEREAS, the respective boards of directors or other relevant governing authority of BBBY, Parent, Merger Sub and the Company have approved this Agreement and determined that it is advisable and in the best interests of their respective stockholders or members for Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of BBBY, Parent and Merger Sub to enter into this Agreement, the Company is delivering to Parent the irrevocable written consent of the stockholders of the Company approving and adopting this Agreement, the Ancillary Documents, and the Merger, in accordance with the DGCL and the Company’s Organizational Documents, evidencing that stockholder approval has been obtained (the “Stockholder Written Consent”), which shall be effective immediately following the due execution and delivery of this Agreement by the parties.

WHEREAS, for U.S. federal income tax purposes, (i) it is intended that the Merger qualify as a “reorganization” within the meaning of Sections 368(a)(l)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, certain terms used in this Agreement are defined in Section 5.16.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
The Merger

1.1         Incorporation of Recitals. The Recitals set forth above are incorporated in and made part of this Agreement.

1.2         The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

1.3         Closing; Effective Time.

(a)         The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages on the date hereof (the “Closing Date”).

(b)        As promptly as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other later date and time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4        Effects of the Merger. The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time: (a) all the rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; (b) all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation; and (c) all the property, real, personal and mixed, and all debts due to the Company and Merger Sub, as well as all other things and causes of action belonging to each of the Company and Merger Sub, shall vest in the Surviving Corporation, all as provided under the DGCL.

1.5         Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth in the Certificate of Merger and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation unless and until thereafter altered, amended or repealed in accordance with the provisions thereof and applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation, unless and until thereafter altered, amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

1.6        Directors and Officers. At the Effective Time, the directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such directors’ or officers’ successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect from and after the Effective Time.

1.7        Conversion of Shares. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of BBBY, Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock or shares of capital stock of Merger Sub:

(a)       Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a pro rata portion of the Merger Consideration as set forth in the Payment Allocation Schedule. As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of shares in book-entry form that immediately prior to the Effective Time represented any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the pro rata portion of the Merger Consideration to be issued or paid in consideration therefor in accordance with this Agreement and as set forth in the Payment Allocation Schedule.

(b)         Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

1.8        Merger Consideration. The aggregate consideration to be paid in exchange for the Company Capital Stock pursuant to this Section 1.8 (the “Merger Consideration”) shall be equal to 7,200,000 shares of newly issued BBBY voting Common Stock (the “BBBY Shares”).

1.9        Withholding. Parent, Merger Sub, their Affiliates and, effective upon the Effective Time, the Surviving Corporation and its Subsidiaries, and any of their agents, as the case may be, shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts that Parent, Merger Sub or the Surviving Corporation, as the case may be, is actually required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law; provided, however, that to the extent that the withholding party intends to make any such deduction or withholding, it shall (i) provide written notice of its intent to withhold to the applicable payee at least five Business Days prior to making any such deduction or withholding (or, if such advance notice is not practicable under applicable Law, as promptly as reasonably practicable), (ii) cooperate in good faith with the applicable payee to minimize or eliminate such deduction or withholding to the extent permitted by applicable Law, including by accepting any true, correct and complete applicable tax forms or certifications that would reduce or eliminate such withholding, and (iii) timely remit all amounts so deducted or withheld consistent with this Section 1.9 to the applicable Governmental Authority; further provided, however, if Sellers deliver an IRS Form W-9 or the certificate described in Section 1.10(a)(viii), Parent acknowledges and agrees that it is not aware of any withholding required as of the date hereof. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such holder of Company Capital Stock in respect of which such deduction and withholding was made by Parent, Merger Sub or the Surviving Corporation.

1.10       Deliveries.

(a)         By Sellers. At or prior to the Closing, Sellers shall deliver to Parent all of the following, any of which may be waived in writing by Parent in its sole discretion:

(i)          minute books and share transfer records of each member of the Company Group;

(ii)         resignations of each of the Company Group’s officers and directors except for those listed on Schedule 1.10(a)(ii), effective as of the Closing;

(iii)      certificates of good standing of each member of the Company Group, issued as of a recent date by the Secretary of State of the jurisdiction in which such member of the Company Group is incorporated or organized;

(iv)        a certificate dated as of the Closing Date signed by the Secretary or an Assistant Secretary of the Company attaching and certifying as to (A) each member of the Company Group’s Organizational Documents in effect as of the Closing Date, (B) all corporate resolutions approving the Merger and each of the other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party and (C) all stockholder resolutions approving the Merger and each of the other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party;

(v)          copies of the third-party consents listed on Schedule 1.10(a)(v), if any;

(vi)        evidence that all Indebtedness, if any, except for the capitalized leases and as set forth on Schedule 1.10(a)(vi), has been satisfied and paid off in full as of or prior to the Closing and evidence of releases of any and all Claims on any assets of the Company Group or on any of the Company Capital Stock in connection with such Indebtedness, including any UCC Financing Statements, have been (or will be simultaneously with the Closing) filed (or written authorization by such creditors for Parent to file UCC Financing Statement terminations evidencing such release of Claims) or other applicable documents required with respect to the release of Claims, in each case in form and substance reasonably satisfactory to Parent (“Payoff Letters”), executed by such creditors and delivered to Parent at or prior to the Closing Date;

(vii)      evidence of the termination, in form and substance reasonably satisfactory to Parent, of (A) any Contracts or other transactions or arrangements between any member of the Company Group, on the one hand, and any Related Party, on the other (including any loans to employees), except for those listed on Schedule 1.10(a)(vii), and (B) any other agreement related to the ownership of the Company Capital Stock or the governance of the Company Group other than each member of the Company Group’s Organizational Documents;

(viii)      IRS Form W-9, completed and properly executed by each Seller;

(ix)        the Restrictive Covenant Agreement, attached hereto as Exhibit A, duly executed by Mitchell Rosen;

(x)         the Registration Rights, Lock-Up and Voting Agreement attached hereto as Exhibit B (the “Registration Rights, Lock-Up and Voting Agreement”), duly executed by Sellers;

(xi)        (A) the Offer Letter attached hereto as Exhibit C-1, duly executed by Josh Rosen and SFV-LLGC, LLC, a Subsidiary of the Company, and (B) the Offer Letter attached hereto as Exhibit C-2, duly executed by Ken Williams and SFV-LLGC, LLC, a Subsidiary of the Company;

(xii)      a certificate executed by an authorized officer of the Company, dated as of the Closing Date, certifying that, as of the Closing, (A) based on the information reasonably available to the Company as of the Closing Date, the Company’s good faith estimate of the net current assets of the Company Group is as set forth on Exhibit D and that such estimate of net current assets includes at least $3,500,000 of readily available and unrestricted cash and (B) to Sellers’ Knowledge, all Transaction Expenses (other than the employer portion of any payroll Taxes in connection therewith, which are appropriately accrued and reflected on Exhibit D) have been satisfied in full prior to the Closing except as set forth in such certificate;

(xiii)      the Stockholder Written Consent;

(xiv)       evidence of the Assignment, in form and substance reasonably satisfactory to Parent; and

(xv)        the Certificate of Merger, duly executed by the Company.

(b)         By Parent and Merger Sub. At the Closing, Parent shall deliver (or cause to be delivered) to Sellers, any of which may be waived in writing by Sellers in their sole discretion:

(i)          the BBBY Shares;

(ii)         the Registration Rights, Lock-Up and Voting Agreement, duly executed by BBBY; and

(iii)        the Restrictive Covenant Agreement, duly executed by BBBY, Parent and Merger Sub.

ARTICLE II
Representations and Warranties

2.1        Representations and Warranties of BBBY, Parent and Merger Sub. Except as (a) set forth in Parent’s Disclosure Schedule or (b) disclosed in BBBY’s SEC Documents filed and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system after January 1, 2024 but at least two (2) Business Days prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), it being understood that any matter disclosed in BBBY’s SEC Documents shall be deemed to be disclosed in a section of Parent’s Disclosure Schedule only to the extent that it is reasonably apparent from a reading of such BBBY’s SEC Documents that is applicable to such section of the Disclosure Schedule, BBBY, Parent and Merger Sub, jointly and severally, represent and warrant to Sellers that:

(a)          Organization and Standing. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. BBBY is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of BBBY, Merger Sub and Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now currently conducted. BBBY, Merger Sub and Parent have delivered or made available to the Company copies of their respective Organizational Documents that are true, correct and complete. None of BBBY, Merger Sub or Parent is in breach or violation of their respective Organizational Documents.

(b)          Power and Authority. Each of BBBY, Merger Sub and Parent has all requisite power and authority to enter into and perform this Agreement and each of the Ancillary Documents to which it is a party and to consummate the Merger. This Agreement and the Ancillary Documents to which it is a party have been duly executed and delivered by BBBY, Merger Sub and Parent, as applicable. Neither the execution and delivery of this Agreement and the Ancillary Documents to which it is a party by BBBY, Merger Sub or Parent, as applicable, nor the consummation by BBBY, Merger Sub or Parent of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of BBBY’s, Merger Sub’s or Parent’s Organizational Documents, as applicable, or of any statute or administrative regulation, or of any order, injunction, judgment, decree, stipulation, determination, decision, ruling, writ, assessment, verdict, award or similar action issued, made, or rendered by any Governmental Authority (each, an “Order”).

(c)          Conflicts; Consents.

(i)          Neither the execution and delivery by BBBY, Merger Sub or Parent of this Agreement and any Ancillary Documents to which it is a party, nor the performance by BBBY, Merger Sub or Parent of any of its obligations hereunder or thereunder, nor the consummation by BBBY, Merger Sub or Parent of any of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of, any Law applicable to, binding upon or enforceable against BBBY, Merger Sub or Parent, (ii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, cancel or accelerate, any material Contract to which BBBY, Merger Sub or Parent is a party, or (iii) result in the creation or imposition of any material Claim upon any property or assets of BBBY, Merger Sub or Parent.

(ii)        Except as set forth in Schedule 2.1(c) of the Parent’s Disclosure Schedule, no Consent is required for the execution and delivery by BBBY, Merger Sub or Parent of this Agreement and the Ancillary Documents to which it is a party, the performance by BBBY, Merger Sub or Parent of its obligations under this Agreement and the Ancillary Documents to which it is a party, and the consummation by BBBY, Merger Sub or Parent of the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

(d)        Valid Issuance. BBBY has the requisite power and authority to issue, sell and deliver the BBBY Shares. The BBBY Shares have been duly authorized by BBBY, and BBBY has sufficient authorized but unissued shares of BBBY Common Stock to issue all of the BBBY Shares at the Closing without requiring any additional stockholder authorization or any amendment to BBBY’s Organizational Documents. When issued and delivered to Sellers at the Effective Time in accordance with this Agreement, the BBBY Shares will be validly issued, fully paid and non-assessable, free and clear of all Claims (other than restrictions on transfer imposed by applicable federal and state securities Laws and the Registration Rights, Lock-Up and Voting Agreement), and will not have been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person.

(e)       Litigation and Claims. There is no Proceeding pending or, to Parent’s knowledge, threatened, against BBBY, Merger Sub or Parent that challenges, or would have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of the transactions contemplated hereby. There is no Order to which BBBY, Merger Sub or Parent is subject, except to the extent the same would not reasonably be expected to prohibit or restrain the ability of BBBY, Merger Sub or Parent to enter into this Agreement or consummate the transactions contemplated hereby.

(f)         Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BBBY, Merger Sub or Parent.

(g)        Execution and Delivery. This Agreement and each Ancillary Document to which BBBY, Merger Sub or Parent is a party has been duly executed and delivered by BBBY, Merger Sub or Parent, as applicable, and constitutes a legal, valid and binding agreement of BBBY, Merger Sub or Parent, as applicable, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(h)       SEC Reports; Financial Statements. BBBY has timely filed all of BBBY’s SEC Documents since January 1, 2023. All such BBBY SEC Documents filed by BBBY, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. None of BBBY’s SEC Documents, as of the time described above, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2024, no executive officer of BBBY has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. Neither BBBY nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. All financial statements contained or incorporated by reference in BBBY’s SEC Documents complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of BBBY and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any BBBY SEC Documents and, to the actual knowledge of Parent, none of the BBBY SEC Documents is the subject of ongoing SEC review or investigation. No Subsidiary of BBBY is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

(i)          No Parent Material Adverse Effect. Since January 1, 2025 through the date of this Agreement, there has been no Effect that has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(j)         Reorganization. None of BBBY, Merger Sub or Parent has taken or agreed to take any action, and is not aware of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)        Continuity of Business Enterprise. As of the date hereof, it is the present intention of BBBY, Merger Sub, and Parent to continue at least one significant historic business line of the Company Group, or to use at least a significant portion of the Company Group’s historic business assets in a business, in each case within the meaning of Treas. Reg. §1.368-1(d).

(l)         Parent Tax Classification. Parent has been properly classified and treated as a disregarded entity (within the meaning of Treasury Regulation Section 301.7701-3) for U.S. federal and applicable state and local income Tax purposes at all times since its formation and no election has been made (or is pending) to change such treatment.

(m)      Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Since its formation, Merger Sub has not engaged in any activities other than those incident to its formation and the transactions contemplated by this Agreement. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned by Parent.

(n)        NON-RELIANCE; DISCLAIMER OF OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2.1, NONE OF BBBY, MERGER SUB, PARENT OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO BBBY, MERGER SUB, PARENT, THEIR SUBSIDIARIES, ITS OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY INFORMATION PROVIDED TO THE COMPANY OR SELLERS. WITHOUT LIMITING THE FOREGOING, NONE OF BBBY, MERGER SUB, PARENT OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO THE COMPANY, SELLERS OR ANY OF THEIR AFFILIATES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF BBBY, MERGER SUB, PARENT, THEIR SUBSIDIARIES OR ANY OF THEIR AFFILIATES. NEITHER THE COMPANY NOR SELLERS NOR ANY OF THEIR AFFILIATES HAS BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATION, WARRANTY, COVENANT OR STATEMENT (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY BBBY, MERGER SUB, PARENT OR ANY OTHER PERSON THAT IS NOT EXPRESSLY SET FORTH IN THIS SECTION 2.1.

2.2         Representations and Warranties of Sellers. Except as set forth in the Sellers’ Disclosure Schedule, Sellers, jointly and severally, represent and warrant to BBBY, Parent and Merger Sub that:

(a)          Organization and Standing.

(i)         The Company is a corporation, duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware. Each member of the Company Group is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each member of the Company Group has all necessary power and authority to own, lease and operate its properties and to conduct its business as its business is now currently conducted. Each member of the Company Group is duly qualified or authorized to do business as a foreign entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, and each such jurisdiction is set forth on Schedule 2.2(a)(i). Schedule 2.2(a)(i) sets forth a true, correct and complete list of (i) all trade names, fictitious business names, and ‘doing business as’ designations under which the Company operates or has operated and (ii) the directors and officers of each member of the Company Group.

(ii)        True, correct and complete copies of the Organizational Documents of each member of the Company Group and all amendments thereto, and all equity records, have been delivered to Parent. To the extent maintained by the Company Group in the Ordinary Course of Business, copies of the minute books and records of each member of the Company Group have been made available to Parent. No member of the Company Group is in violation of any of its Organizational Documents.

(b)          Power and Authority; Execution and Delivery.

(i)         Each Seller has all requisite power and authority to enter into and perform this Agreement and each of the Ancillary Documents to which it is a party and to consummate the Merger. This Agreement and the Ancillary Documents to which it is a party have been duly executed and delivered by each Seller. Neither the execution and delivery of this Agreement and the Ancillary Documents to which it is a party by each Seller nor the consummation by each Seller of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of such Seller or any member of the Company Group or any Order.

(ii)        This Agreement and the Ancillary Documents to which a Seller is a party have been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Conflicts; Consents.

(i)         The execution, performance or delivery of this Agreement and the Ancillary Documents to which a Seller is a party by such Seller and the consummation by such Seller of the transactions contemplated hereby will not (i) violate, conflict with, or result in a breach of, any Law applicable to, binding upon or enforceable against such Seller or any member of the Company Group, (ii) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, cancel or accelerate, any Material Contract, or (iii) result in the creation or imposition of any material Claim upon any property or assets of such Seller or any member of the Company Group (except for Permitted Claims).

(ii)         Except for the Consents set forth in Schedule 2.2(c)(ii), no Consent is required to be obtained or made by or on behalf of any member of the Company Group in connection with the execution, delivery or performance of this Agreement, the Ancillary Documents to which either of Sellers is a party and the consummation of the transactions contemplated hereby and thereby.

(d)          Capitalization; Subsidiaries.

(i)          The authorized capital stock of the Company consists of 100 shares, all of one class, of capital stock and all of the outstanding capital stock of the Company is owned by Sellers, in each case, of record and beneficially and free from all Claims. Schedule 2.2(d)(i) sets forth a true and complete list of each class and number of authorized, issued and outstanding Equity Securities of each member of the Company Group as of the date hereof. All of the Equity Securities of each member of the Company Group have been validly issued and were issued in compliance with all applicable state and federal securities Laws and the Organizational Documents of the respective member of the Company Group, and are fully paid, freely negotiable or transferable and free of any additional payment obligations, right of participation, right of maintenance or any similar right, proxies, voting trusts, voting agreements, judgments, escrows, purchase option, call option, subscription right, rights of first offer, transfer restrictions or other Claims, and such Equity Securities are non-assessable and are owned beneficially and of record by the Persons and in the amounts set forth on Schedule 2.2(d)(i).

(ii)        Except as set forth on Schedule 2.2(d)(ii), there are no outstanding Equity Securities agreements or other Contracts relating to the issued or unissued Equity Securities of any member of the Company Group, including the voting or transfer thereof. Each member of the Company Group has made all material filings required to be made with the Secretary of State or other applicable Governmental Authority in its jurisdiction of organization and each jurisdiction where it is qualified to do business.

(iii)      There are no equity appreciation rights, profits interests, phantom equity, options, virtual stock or other equity or equity-based compensation award, plan or arrangement in existence with respect to any member of the Company Group. No employee of or service provider to any member of the Company Group has received an offer letter, employment Contract or other arrangement that contemplates, or has otherwise been promised, a grant of any equity or equity-based compensation award with respect to any member of the Company Group. There are no Equity Securities of any member of the Company Group outstanding which upon conversion or exchange would (A) require the issuance of Equity Securities of any of the members of the Company Group or Equity Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities of any of the members of the Company Group or (B) relate to the issuance, sale, purchase or redemption of any of such Equity Security of any of the members of the Company Group.

(iv)        No member of the Company Group has any outstanding bonds, debentures, notes or other obligations the holders of which, in their capacities as such holders, have the right to vote (or that are convertible into or exercisable for Equity Securities having the right to vote) with such member of the Company Group’s equityholders on any matter.

(v)         Except as set forth on Schedule 2.2(d)(i), no member of the Company Group holds any Equity Securities of any other Person, has no direct or indirect subsidiary, minority investment or joint venture arrangement. No distribution of capital or dividends or similar payments have been declared, promised or made by any member of the Company Group since December 31, 2023 that remain declared but unpaid. No insolvency or similar proceedings have been commenced or applied for in respect of any member of the Company Group. No member of the Company Group is over-indebted or unable to pay its due debts and there is no such inability impending in respect of any member of the Company Group.

(e)          Financial.

(i)          The Company Group maintains accurate books and records reflecting its assets and liabilities and has designed and implemented and maintains a system of internal accounting controls and practices sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company Group in accordance with GAAP and to maintain accountability of the Company Group’s assets; (iii) access to the Company Group’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company Group’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company Group has designed and implemented and maintains internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting practices.

(ii)         During the three-year period prior to the date hereof, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the board of directors of the Company or any committee thereof. Since December 31, 2023, the Company has not identified (i) any fraud, whether or not material, that involves the Company or any member of the Company Group, the Company’s or any member of the Company Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any member of the Company Group or (ii) any claim or allegation regarding any of the foregoing.

(iii)      Schedule 2.2(e)(iii) contains true, correct and complete copies of the following (collectively, the “2025 Financial Statements”): unaudited consolidated balance sheets as of December 31, 2025 and December 31, 2024, together with the consolidated statements of operations, statements of comprehensive income or loss, statement of shareholders’ or members’ equity and cash flows of the Company Group for the fiscal years then ended. Schedule 2.2(e)(iii) also contains true, correct and complete copies of the following (collectively, the “Interim Financial Statements” and collectively with the 2025 Financial Statements, the “Financial Statements”): the unaudited balance sheets, statement of income and statement of cash flows of the Company Group as of and for the three-month period ending March 31, 2026. The Financial Statements fairly present in all material respects, the financial position and operating results of the Company Group as of the dates and for the periods indicated therein.

(iv)       No member of the Company Group has any Liabilities except for: (A) Liabilities specifically reflected and adequately reserved against in the Interim Financial Statements; (B) Liabilities which have been incurred by the Company Group subsequent to the date of the Interim Financial Statements in the Ordinary Course of Business and which do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising as of or prior to the Closing; and (C) Liabilities arising under this Agreement or the Ancillary Documents.

(v)         Except as disclosed on Schedule 2.2(e)(v), no member of the Company Group has any Indebtedness and no member of the Company Group (or Sellers on behalf of any member of the Company Group) has made any applications that would result in the creation of any Indebtedness or made any requests for assistance or loans from any foreign, federal, state, local or other governmental authority or regulatory body.

(f)        Receivables. All of the trade receivables, accounts receivable and notes receivable which are reflected on the Financial Statements or the Interim Financial Statements, or which arose subsequent to the date of the Interim Financial Statements, arose out of bona fide, arm’s-length transactions and are properly reflected in the Financial Statements or Interim Financial Statements (as the case may be) in accordance with GAAP. Except as set forth on Schedule 2.2(f), to Sellers’ Knowledge, all such receivables are good and reasonably anticipated to be collectible (or have been collected) in the Ordinary Course of Business in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices and have not been written off as uncollectible. No such receivable is or was subject to any rebate, discount, counterclaim or set off, except as would not be, individually or in the aggregate, material to the Company Group, taken as a whole, and the Company Group has not issued any credits or credit memos in respect thereof.

(g)        Equipment. The furniture, fixtures, equipment (including office equipment), computer hardware and all other tangible personal property owned or leased by any member of the Company Group (collectively, the “Equipment”) (i) are, in all material respects, adequate and suitable for their present and intended uses, (ii) are in good working order, operating condition and state of repair in all material respects (normal wear and tear excepted), (iii) have no defects (whether patent or latent) which materially detract from the value or which materially interfere with the present use, (iv) have been maintained in accordance with normal industry practice in all material respects, (v) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law for the use thereof and (vi) constitute all tangible personal property necessary in order for the Company Group to conduct the Business in the Ordinary Course of Business.

(h)        Title to Assets. The Company Group owns, and has good, valid, transferable and marketable title to, or, in the case of leased properties and assets, has a valid leasehold interest in, all tangible properties or tangible assets and equipment used or held for use in its business or operations as presently conducted, free and clear of any Claims, except for Permitted Claims. Except as set forth in Schedule 2.2(h), no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Company Group’s assets has been recorded, filed, executed or delivered. The Company Group retains and will have on hand as of the Closing all agreements and material correspondences with third parties, including customers, suppliers and affiliates, as retained in accordance with the Company’s historical practices, that are reasonably required for the Company Group’s continued operations in the Ordinary Course of Business.

(i)          Insurance. Schedule 2.2(i) sets forth a true, correct and complete list and brief description, in all material respects, of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company Group (each, an “Insurance Policy”). Each Insurance Policy is in full force and effect, all premiums due and payable thereon have been paid, each member of the Company Group is in compliance in all material respects with the terms thereof and no member of the Company Group has received written notice of termination or non-renewal of any Insurance Policies. Since December 31, 2023, no member of the Company Group has received any written notice or other communication regarding any actual or possible: (i) cancellation, invalidation, termination or non-renewal of any Insurance Policy or refusal or denial of coverage thereunder or reservation of rights or rejection of any material claim under any Insurance Policy; (ii) any notice that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that the Insurance Policies are no longer in full force or effect or that the issuer of any Insurance Policy is no longer willing or able to perform its obligations thereunder. Since December 31, 2023, no member of the Company Group has been advised in writing of any material adverse change in the Company Group’s relationship with its insurers or in the premiums payable pursuant to the Insurance Policies. The Company Group has complied in all material respects with each of such Insurance Policies and has not failed to give any notice or present any claim thereunder in respect of any currently pending or, to Sellers’ Knowledge, threatened claims against any member of the Company Group for which coverage is available under any such Insurance Policy in a due and timely manner. To Sellers’ Knowledge, the Insurance Policies, taken together, provide adequate insurance coverage for the assets and the operations of the Company Group for all risks normally insured against by a Person carrying on the same business as the Company Group; are sufficient for compliance with all Laws and Contracts to which the Company Group is a party or by which any of them is bound; and do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. Policy limits under the Insurance Policies have not been exhausted or significantly diminished, and there have been no historical gaps in coverage under the Insurance Policies. To Sellers’ Knowledge, the Company Group has provided timely written notice to the appropriate insurance carrier(s) of each Proceeding that is currently pending against any member of the Company Group for which the Company Group has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company Group of its intent to do so.

(j)        Related-Party Transactions. Schedule 2.2(j) sets forth every direct or indirect business relationship (other than normal employment relationships) between any member of the Company Group, on the one hand, and the present or former (but not prior to December 31, 2023) officers, directors, employees, members, partners or shareholders (including Sellers) of any member of the Company Group or members of any Sellers’ family (or any entity in which any of them controls or has a material financial interest (excluding any interest held in any entity the securities of which are publicly traded), directly or indirectly), on the other hand (each, a “Related Party”). Except as set forth in Schedule 2.2(j), no Related Party (or Affiliate of a Related Party) (other than the Company Group) directly or indirectly: (i) owns any material property or right, whether tangible or intangible, which is used by any member of the Company Group; (ii) has any claim or cause of action against any member of the Company Group; (iii) owes any money to any member of the Company Group or is owed money from any member of the Company Group, other than amounts owed or owing in the Ordinary Course of Business in connection with compensation or reimbursement of expenses incurred in connection with the Business; (iv) no expenses related to any personal matter or otherwise unrelated to the Business have been incurred on any credit card balance of the Company Group including any unpaid interest owing thereon; (v) is a party to any contract or other arrangement, written or oral, with any member of the Company Group; or (vi) provides services or resources to any member of the Company Group or is dependent on services or resources provided by any member of the Company Group. Neither Mitchell Rosen nor Josh Rosen (nor any of their respective Affiliates) (other than the Company Group) is engaged in any business which competes with the Business and, to Sellers’ Knowledge, no other Related Party (or Affiliate of a Related Party) (other than the Company Group) is engaged in any business which competes with the Business.

(k)        Absence of Changes. Since the date of the Interim Financial Statements, (i) the Company Group has operated the business in the Ordinary Course of Business and (ii) there has been no Effect that has had, or would reasonably be expected to have, a Material Adverse Effect. Except as otherwise contemplated by this Agreement or as set forth in Schedule 2.2(k), since January 1, 2026, the Company Group has not:

(i)         transferred, issued, sold or disposed of any Company Capital Stock or Equity Securities of any member of the Company Group or granted options, warrants, calls or other rights to purchase or otherwise acquire Company Capital Stock or Equity Securities of any member of the Company Group;

(ii)         effected any recapitalization, reclassification or like change in the capitalization of any member of the Company Group;

(iii)       declared, set aside or paid any dividend or made any other distribution, in each case, to its members or equityholders with respect to the Company Capital Stock or Equity Securities or to any other Person (whether in cash or in kind);

(iv)        modified or amended the Organizational Documents of any member of the Company Group;

(v)        acquired (whether by merger, acquisition of stock or assets or otherwise) any business, line of business or Equity Securities in any Person, or entered into any joint venture or partnership with any Person or acquired, directly or indirectly, any assets, Equity Securities, properties or businesses of any Person;

(vi)       entered into any Contract that limits or otherwise restricts in any respect any member of the Company Group or their business after the Closing from engaging or competing in any line of business, in any location or with any Person;

(vii)       incurred, assumed or guaranteed any Indebtedness;

(viii)      cancelled or compromised any Indebtedness or claim owing to any member of the Company Group;

(ix)        prepaid any outstanding Indebtedness of the Company Group;

(x)       adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(xi)        indemnified any third party;

(xii)       except as required by the terms of any Employee Plan (a copy of which has been made available to Parent) (A) issued or granted any awards under any Employee Plan, (B) granted or provided any change-in-control, retention, severance, termination or similar compensation or benefits to an employee or other individual service provider, (C) increased the compensation or benefits payable to any current or former director, officer, manager, employee, individual independent contractor, consultant, or other individual service provider (other than changes in the Ordinary Course of Business for such Persons with annual base compensation or fees not greater than $125,000); (D) established, adopted, amended, renewed, announced, waived any material rights with respect to, modified or terminated (or committed to do any of the preceding in respect of) any Employee Plan, other than changes in the Ordinary Course of Business in connection with an open enrollment period, provided that such changes did not materially increase the expense of maintaining the Employee Plan, (E) accelerated the vesting or payment, or funded or in any other way secured the payment, of material compensation or benefits under any Employee Plan, (F) hired, made an offer of employment to, promoted, changed the title of, or engaged any employee or individual independent contractor with annual base compensation or fees in excess of $125,000 in a given calendar year, (G) terminated the employment or service of any employee or individual independent contractor with annual base compensation or fees in excess of $125,000, other than for “cause” or (H) adopted, entered into, negotiated, amended or terminated any CBA, or established or recognized any labor union, trade association, works council, labor organization or similar entity or other organized employees;

(xiii)      taken any action that would create an obligation or other Liability under the WARN Act;

(xiv)     sold, licensed, sublicensed, abandoned or permitted to lapse, transferred or disposed of, created or incurred any Claim (other than Permitted Claims) on, or otherwise failed to take any action necessary to maintain or protect any Company Intellectual Property, in each case, other than in the Ordinary Course of Business (provided that any licenses of Company Intellectual Property shall be non-exclusive);

(xv)      adopted or made any material change in its accounting or Tax reporting methods, principles or policies or practices (except to the extent such action was required by a change in applicable Tax Law after the date of the Interim Financial Statements), filed or caused to be filed any material amended Tax Return, made, changed or revoked any material Tax election, settled or compromised any material Tax Proceeding, surrendered any claim for a material refund of Taxes, entered into any voluntary disclosure agreement relating to Taxes or any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of Law), or agreed to extend the statute of limitations in respect of any material Taxes or Tax Returns;

(xvi)      (A) made any change to accounting policies or principles, (B) made any change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, reserved for or made any write-down in the value of its assets or (C) made any change in the manner in which the Company Group extends discounts or credits to, or otherwise deals with, its customers and vendors;

(xvii)     made any capital expenditures or commitments for capital expenditures in excess of $100,000 in the aggregate;

(xviii)    entered into or assumed, terminated, cancelled or failed to renew, or amended, supplemented or modified any Material Contract, or otherwise waived, released or assigned any material rights, claims or benefits under any Material Contract;

(xix)      initiated or commenced, waived, released, assigned, compromised, settled or agreed to initiate or commence, waive, release, assign, compromise or settle any Proceeding, or entered into any consent decree with any Governmental Authority, arising out of, related to, in connection with, against or affecting the business of the Company Group;

(xx)        made any payments or distributions of cash to any Persons other than in the Ordinary Course of Business;

(xxi)      entered any transaction with any Related Parties; or

(xxii)     authorized, agreed, resolved or consented to any of the foregoing.

(l)          Contracts.

(i)         Schedule 2.2(l)(i) sets forth all of the following Contracts, together with all applicable amendments, to which any Seller or any member of the Company Group is a party or is bound, in each case, in effect as of the date of this Agreement (each, a “Material Contract” and collectively, the “Material Contracts”):

(A)          each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(B)          each Contract with any current officer or manager of the Company Group;

(C)          each Contract containing (A) any covenant limiting the freedom of the Company Group to engage in any line of business or compete with any Person or in any geographic area, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any volume requirements or commitments or similar minimum purchase obligations, (D) any exclusivity provision, right of refusal or right of negotiation or similar covenant or (E) any non-solicitation provision binding the Company Group;

(D)         each Contract relating to capital expenditures by the Company Group and requiring payments in excess of $25,000 in the aggregate after the date of this Agreement;

(E)          each Contract with a Significant Vendor or a Significant Customer;

(F)         each Contract relating to the disposition or acquisition of assets or any ownership interest in any Person by the Company Group, except for this Agreement;

(G)          each Contract relating to any joint venture, partnership, strategic alliance, profit sharing or other similar agreements relating to the Company Group;

(H)       each Contract relating to the incurrence of Indebtedness, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any Claims with respect to any assets of the Company Group or any loans or debt obligations with any Person;

(I)            each Real Estate Lease;

(J)           each Contract with any Governmental Authority;

(K)          each Company Out-bound License and Company In-bound License, and each Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(L)         each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company Group;

(M)         each Contract providing any option to receive a license or other right, any right of negotiation, any right of refusal or any similar right to any Person related to any Company Intellectual Property or Intellectual Property Right licensed to the Company Group under a Company In-bound License;

(N)          each CBA;

(O)          each Contract, offer letter or employment agreement, or consulting or independent contractor agreement with any employee or individual service provider, in each case, whose annual base compensation or fees equals or exceeds $100,000 per annum that is not immediately terminable at will by the Company Group without prior notice, severance or other cost or payment, except as required under applicable Law;

(P)          each Contract, offer letter or employment agreement, or consulting or independent contractor agreement with any employee or individual service provider that provides for retention payments, change of control payments, severance, advance notice of termination, accelerated vesting or any similar payment or benefit that may or will become due as a result of the transactions contemplated hereby;

(Q)          each Contract with a staffing firm, professional employer organization, employer of record or similar Person;

(R)        each Contract related to any settlement of any Proceeding or other dispute requiring either (A) an outstanding monetary payment by the Company Group or (B) an ongoing non-monetary obligation by the Company Group (excluding typical confidentiality and non-disparagement obligations or covenants not to sue);

(S)          any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice) by the Company Group, and which involves payment or receipt by the Company Group after the date of this Agreement under any such agreement, Contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate;

(T)          each Contract with Related Parties;

(U)          each construction contract and each subcontract, in each case, related to any construction or capital repairs with an actual or anticipated cost in excess of $25,000 at any Leased Real Property; and

(V)        any Contract other than as set forth above that involves aggregate annual payments to or from the Company Group of $25,000 or more and is material to the business of the Company Group or the use or operation of their assets.

(ii)       Sellers have made available or delivered to Parent true, correct and complete copies of all Material Contracts, including all amendments thereto. There are no Material Contracts that are not in written form. Each member of the Company Group has fulfilled and performed its respective obligations under each of the Material Contracts and the Company Group has not, nor, to Sellers’ Knowledge, has any other party to a Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Material Contract. To Sellers’ Knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by any member of the Company Group under any Material Contract, and no party has alleged a default by the Company has occurred under any Material Contract. Each Material Contract is valid, binding, enforceable and in full force and effect and binding upon the Company Group, and to Sellers’ Knowledge, the other party thereto, subject in each case to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to change, any material amount paid or payable to the Company Group under any Material Contract or any other material term or provision of any Material Contract, and no Person has indicated in writing to the Company Group that it desires to renegotiate, modify, not renew or cancel any Material Contract.

(m)        Permits. Schedule 2.2(m) includes a true, correct and complete list of every material license, permit, franchise, privilege, variance, immunity, clearance, exemption, waiver, authorization, registration, accreditation, certification, pre-qualification, security clearance and approval applied for, pending by, issued or given to the Company Group, which is required for the operation of the Business of the Company Group as currently conducted (collectively, the “Permits”). Each Permit is valid and in full force and effect, and the applicable member of the Company Group is, and since December 31, 2023 has been, in compliance with the terms of such Permits. No Proceeding is pending or, to Sellers’ Knowledge, threatened, which seeks to revoke, terminate, limit, suspend or materially modify any Permit. To Sellers’ Knowledge, no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit or that permits or, after notice or lapse of time or both, would permit, revocation, suspension, modification, termination or nonrenewal of any such Permit, or that might materially adversely affect the rights of the Company Group under any such Permit. The rights and benefits of each Permit will be available to Parent, as applicable, immediately after the Closing on terms substantially identical to those enjoyed by the Company Group as of the date of this Agreement and immediately prior to the Closing. Complete and accurate copies of all Permits (including any amendments or supplements thereto) have been made available to Parent.

(n)         Compensation and Benefits.

(i)        Schedule 2.2(n)(i) includes a true, correct and complete list of each Employee Plan. For purposes of this Agreement, the term “Employee Plan” means each written or unwritten (A) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA and (B) each other compensation or benefit plan, practice, policy, Contract, agreement or arrangement, including any bonus, commission, compensation, deferred compensation, stock purchase, stock option, stock appreciation, equity, phantom equity or other equity-based, pension, retirement, excess benefit, profit sharing, severance, separation, retention, salary continuation, vacation, holiday, paid time off, sick leave, fringe benefit, incentive, insurance, employment, consulting, change in control, welfare or similar plan, practice, policy, Contract, agreement or arrangement, whether or not subject to ERISA, in each case (i) which is sponsored, maintained, administered or contributed to, or required to be contributed to, by any member of the Company Group, (ii) which provides benefits to current or former employees of or service providers to the Company Group, (iii) in which current or former employees or service providers of the Company Group participate, or (iv) with respect to which any member of the Company Group is a party or has or could reasonably be expected to have any Liability. The Company Group has not announced any plan or made any commitment to create or enter into any additional plan, practice, policy, Contract, agreement or arrangement which would constitute an Employee Plan if in existence on the date hereof or to terminate, amend or modify any existing Employee Plan in any material respect.

(ii)        All Employee Plans comply in all material respects with and are and have been maintained and operated in all material respects in accordance with their respective terms and with each applicable provision of ERISA, the Code and all other applicable Laws, including all filing and disclosure requirements imposed on the plan sponsor thereunder. Each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the IRS and there are no facts or circumstances that could reasonably be expected to (A) adversely affect the qualified status of any such Employee Plan, or (B) result in a penalty or other Liability under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust funding such an Employee Plan is and has been tax-exempt and each such trust agreement remains qualified under the Code. Full and timely payment has been made of all contributions, premiums, benefits, distributions, administrative expenses and other amounts which are obligated to be paid in connection with, from or to any Employee Plan attributable to any period prior to the Closing. There is no unfunded liability relating to any Employee Plan that is not reflected in the Financial Statements or, with respect to accruals properly made on or after December 31, 2023, in the books and records of the Company Group.

(iii)        With respect to each Employee Plan, the Company Group has furnished to Parent true, current and complete copies of, as applicable (A) all plan documents (or, in the case of any unwritten Employee Plan, a description of the terms and conditions thereof), related trust agreements or other funding or financing arrangement, service agreements, insurance contracts and policies and all amendments thereto, (B) all current summary plan descriptions and summaries of material modifications thereto, (C) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (D) all material written communications to any employees, (E) all documents and correspondence received from or provided to the United States Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past six years, (F) the most recent determination, advisory or opinion letter issued by the IRS and (G) nondiscrimination and coverage testing results for the most recently completed three plan years.

(iv)       Neither the Company Group nor any of its current or former ERISA Affiliates, nor any of their respective predecessors, has at any time maintained, administered, participated in, contributed to (or was required to contribute to) or had any obligation or Liability under (A) any plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (C) any single-employer plan (as defined in Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code or (D) any multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA). The Company Group has never participated in, and has no Liability with respect to, a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA or a voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code. There are no pending or, to Sellers’ Knowledge, threatened claims against or otherwise involving any Employee Plan (other than routine claims for benefits), and there are no pending or, to Sellers’ Knowledge, threatened Proceedings by the IRS, United States Department of Labor or other Governmental Authority with respect to any Employee Plan, and there are not any facts or circumstances that could reasonably be expected to give rise to any Liability in the event of any such claim or Proceeding. The Company Group has not terminated an employee benefit plan for which the Company Group could have any existing or continuing Liability or obligation relating thereto.

(v)       Except as set forth on Schedule 2.2(n)(v), the Company Group does not provide or have any obligation to provide medical, life insurance or other welfare benefits to any individual at a time when he or she is not an employee of the Company Group (other than beneficiaries and dependents of active employees or as required under Section 4980B of the Code or similar Law). Neither the Company Group nor any of its ERISA Affiliates has any Liability on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or under Sections 4980B, 4980D or 4980H. The Company Group has been in compliance, in all material respects, with the security requirements of the Health Insurance Portability and Accountability Act of 1996.

(vi)       No Employee Plan provides and the Company Group does not have any obligation and has not made any promise to provide death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than continuation coverage mandated by COBRA.

(vii)      The Company Group has complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and the Health Care and Education Reconciliation Act of 2010, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(viii)     Each Employee Plan and each other arrangement that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and is subject to Section 409A of the Code has been administered, operated and maintained in accordance with, in all material respects, the requirements of Section 409A of the Code and all applicable guidance thereunder. No Person is entitled to receive any additional payments (including any “gross up” or similar payment) from the Company Group as a result of the imposition of any Tax under Section 409A of the Code.

(ix)        No non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred that involves any Employee Plan. To Sellers’ Knowledge, no fiduciary providing services to the Company Group as an employee, director or service provider (within the meaning of Section 3(21) of ERISA) of any Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty. The Company Group has not, nor to Sellers’ Knowledge, has any other Person, engaged in any transaction with respect to any Employee Plan that could reasonably be expected to subject the Company Group or any of its employees to any Tax, penalty (civil or otherwise) or other Liability under ERISA, the Code or other applicable Law. The Company Group does not have any Liability under Chapter 43 of the Code, and nothing has occurred that could reasonably be expected to subject the Company Group to any such Liability.

(x)      Except as set forth on Schedule 2.2(n)(x), neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (A) result in any payment becoming due to any current or former employee, director, officer, consultant or independent contractor of the Company Group, pursuant to any Employee Plan or otherwise, (B) increase any amount of compensation or benefits otherwise payable under any Employee Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Plan or otherwise, (D) require any contribution or payment to fund any obligation under any Employee Plan or otherwise or (E) limit the right to merge, amend or terminate any Employee Plan. None of the Employee Plans limits or otherwise restricts the Company Group’s ability to terminate the employment of any employee for any reason without Liability.

(xi)      Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company Group of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5). The Company Group has no obligation, under an Employee Plan or otherwise, to provide for a “gross up” on any Taxes which may be imposed under Section 4999 of the Code.

(xii)       The Company Group does not maintain any Employee Plan outside of the United States.

(o)          Employees and Labor Matters.

(i)          Schedule 2.2(o)(i) contains a true, correct and complete list as of the date of this Agreement, containing the names or identification numbers of all current full-time, part-time or temporary employees and individual independent contractors (and indication as such) of the Company Group, and, as applicable, for each such Person: (i) work location (city and U.S. state (as applicable) and country); (ii) annual salary, hourly wage rate or contract rate; (iii) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (iv) date of hire or commencement of service (as well as continuous service date, if different); (v) employing or engaging entity; (vi) job title and, with respect to independent contractors, a written description of such person’s services; (vii) visa status (including, as applicable, visa type and expiration date); (viii) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act (“FLSA”) and any similar applicable Law; and (ix) whether on a leave of absence and, if so, the nature of such leave and expected return date. There are no claims of any individuals not listed in Schedule 2.2(o)(i) to enter into employment or to continue employment with any member of the Company Group.

(ii)        No member of the Company Group is, or ever has been, a party to, bound by or negotiating any CBA, and there is no labor union, works council, trade association or similar labor organization representing or, to Sellers’ Knowledge, purporting to represent or seeking to represent any employees of the Company Group. There are no representation or certification proceedings, or petitions seeking a representation proceeding, presently pending or, to Sellers’ Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority. There is not, and has not been during the three year period prior to the date hereof, any strike, slowdown, work stoppage, lockout, picketing or any similar activity or dispute or, to Sellers’ Knowledge, any union organizing activity by or on behalf of any employees of the Company Group, including, in each case, to Sellers’ Knowledge, any threats thereof. There are no, and have not been during the three-year period prior to the date hereof, unfair labor practice charges or complaints pending by or before the National Labor Relations Board or any other Governmental Authority against the Company Group, or, to Sellers’ Knowledge, any threats thereof.

(iii)        Except as set forth on Schedule 2.2(o)(iii), the employment of the Company Group’s employees is terminable at will without notice to any employee or cost to the Company Group, except for payment of accrued salaries or wages and vacation pay as required by Law. No employee of any member of the Company Group has given or received notice of termination of such employee’s employment or has entered into a termination agreement with any member of the Company Group or has received or made an offer of such an agreement.

(iv)        Except as set forth on Schedule 2.2(o)(iv), each member of the Company Group is, and during the three-year period prior to the date hereof, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification (including as exempt or non-exempt for overtime purposes or as an independent contractor or employee), plant closings, labor relations, collective bargaining, child labor, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, disability rights or benefits, reasonable accommodations, employee recordkeeping, meal and rest periods, immigration (including, as applicable, completion and retention of Forms I-9), employee safety and health, payment of wages (including overtime wages), automated employment decision tools and artificial intelligence, pay transparency, employee trainings and notices, unemployment and workers’ compensation, time off and leaves of absence, and hours of work. To Sellers’ Knowledge, no member of the Company Group is delinquent in any payments to any current or former employees, individual independent contractors, or other individual service providers for any wages, salaries, fees, commissions, bonuses, severance, termination pay or other compensation for any services performed by, or amounts required to be reimbursed to, such Persons. To Sellers’ Knowledge, no member of the Company Group is liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

(v)         There are no pending, and have not been during the past three years, Proceedings against any member of the Company Group, or, to Sellers’ Knowledge, threatened to be brought or filed against any member of the Company Group, relating to any of the Company Group’s current or former employees, applicants for employment, individual independent contractors, consultants, volunteers, interns or other individual service providers, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws.

(vi)        During the three-year period prior to the date hereof, no member of the Company Group has entered into or otherwise been a party to any settlement agreement with a current or former officer, director, employee or individual independent contractor resolving allegations of sexual harassment or misconduct by any officer, director or managerial employee of the Company Group. No member of the Company Group has conducted any investigations related to allegations of sexual harassment or misconduct by any officer, director or managerial employee of the Company Group, except for investigations that are completed and did not substantiate any alleged wrongdoing. There are no, and during the three-year period prior to the date hereof there have not been any, (A) allegations of sexual harassment or misconduct made against any officer, director or managerial employee of the Company Group; or (B) Proceedings pending or, to Sellers’ Knowledge, threatened against any member of the Company Group, in each case, involving allegations of sexual harassment or misconduct by any director, officer or managerial employee of the Company Group.

(vii)      As of the Closing, the Company Group has timely paid or accrued, and is not and has not been liable for any arrears of, any and all salaries, wages, bonus, sales commission, vacation and sick pay, profit sharing obligations, other compensation amounts or benefits, and Taxes and penalties (if any) due and owing to or with respect to its current and former employees. No employee or former employee has any contractual right to be rehired by the Company Group prior to the Company Group’s hiring a person not previously employed by the Company Group. Neither the Company Group nor Sellers have taken any actions which were calculated to dissuade any of its present Representatives from becoming associated with Parent or its Affiliates.

(viii)    Except as set forth on Schedule 2.2(o)(viii), all persons classified or treated by the Company Group as independent contractors, consultants or otherwise as non-employees have been properly classified and treated as such and satisfy all applicable Laws to be so classified or treated, and the Company Group has properly, fully and accurately reported their compensation of any kind on IRS Forms 1099 or as otherwise required by any Law. The Company Group does not have any liability or obligations arising out of the hiring or retention of persons to provide services to the Company Group and treating such persons as consultants or independent contractors and not as employees of the Company Group. All employees of the Company Group have been correctly classified as exempt or non-exempt for purposes of the FLSA and any similar state Law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(ix)       Except as set forth on Schedule 2.2(o)(ix), during the three-year period prior to the date hereof, the Company Group has properly completed and retained a Form I-9 with respect to each of its employees and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each of its employees and has provided to Parent complete and accurate copies of all such Form I-9s, together with copies of the employees’ supporting documentation evidencing that the employees have valid work authorization to be employed by the Company Group. Neither the Company Group nor Sellers have ever been the subject of an audit nor has the Company Group or Sellers been the subject of a Proceeding from the United States Department of Homeland Security, including Immigration and Customs Enforcement, (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement Proceeding.

(x)          No member of the Company Group has undertaken any work reduction program within the past three years, and no such program has been adopted or publicly announced by any member of the Company Group. Each member of the Company Group is in compliance with the federal Workers Adjustment and Retraining Notification Act and all similar state or local Laws (collectively, the “WARN Act”), and no member of the Company Group has any Liability pursuant to the WARN Act. The Company Group has not implemented or been involved in any “mass layoff” or “plant closing” as defined in the WARN Act within the three years, and none is currently planned.

(p)         Tax Matters.

(i)          All amounts of Taxes due and owing by the Company Group on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid.

(ii)        The Company Group has timely filed all Tax Returns that were required to be filed by or with respect to it under applicable Law (taking into account any extensions). All such Tax Returns are true, correct and complete in all respects and disclose all Taxes required to be paid by or with respect to the Company Group for the periods covered thereby and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Authority in any jurisdiction where the Company Group does not file a particular Tax Return or pay a particular Tax that the Company Group is subject to taxation by that jurisdiction.

(iii)        All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of the Company Group have been paid in full or otherwise finally resolved.

(iv)       As of the date of the Interim Financial Statements, the charges, accruals and reserves for Taxes of the Company Group reflected on the books of the Company Group (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) are adequate to cover Tax liabilities set forth on the face of the Interim Financial Statements. Since the date of the Interim Financial Statements, the Company Group has not incurred any Tax liability, engaged in any transaction, or taken any other action outside the Ordinary Course of Business.

(v)        There are no Tax rulings, requests for rulings or closing agreements relating to Taxes for which the Company Group may be liable that could affect the Company Group’s liability for Taxes for any taxable period ending after the Closing Date.

(vi)       No member of the Company Group has granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(vii)       None of the outstanding liabilities of the Company Group constitute indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code or under any other provision of applicable Law.

(viii)     All Taxes that the Company Group is or was required by Law to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors, securityholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(ix)        There are no Claims for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company Group.

(x)         No deficiencies for a material amount of Taxes with respect to the Company Group have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing and, to Sellers’ Knowledge, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company Group. No member of the Company Group, nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(xi)       No member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii)          No member of the Company Group is a party to or bound by any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority), other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(xiii)      No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date.

(xiv)      No member of the Company Group has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. No member of the Company Group has any liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

(xv)     No member of the Company Group has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(xvi)     No member of the Company Group has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(xvii)    No member of the Company Group has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) and, with respect to each transaction in which the Company Group has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.

(xviii)   Except as would not reasonably be expected to result in a material Tax liability to the Company Group, the Company Group has complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous provision of any Law relating to Taxes), including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder. To the extent required by applicable Law, transactions between members of the Company Group are intended to be on arm’s length terms for purposes of the relevant transfer pricing Laws. All related documentation required by such Laws has been prepared or obtained and, if necessary, retained. To the knowledge of Sellers, there are no circumstances which could result in any Governmental Authority making any adjustment for Tax purposes, or requiring any such adjustment to be made. No such adjustment has been made by the Company Group or made or proposed by any Governmental Authority.

(xix)      Schedule 2.2(p)(xix) sets forth the entity classification of each member of the Company Group for U.S. federal income Tax purposes.

(xx)       The Company has at all times since the date it was organized qualified as an S corporation for purposes of Subchapter S of the Code and all applicable states which for state Tax purposes allow a corporation to be treated as an S corporation.

(xxi)     No member of the Company Group is a successor to any entity. No member of the Company Group has ever been subject to Tax under Section 1374 or 1375 of the Code or will be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement.

(xxii)     All deductions claimed by the Company Group for compensation paid to employees or independent contractors who are shareholders of the Company Group represent reasonable compensation for the services rendered by such persons (within the meaning of Treas. Reg Section 1.162-7) and no portion thereof represents excessive compensation described in Treas. Reg. Section 1.162-8.

(xxiii)   No member of the Company Group has taken or agreed to take any action, and is not aware of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)         Litigation.

(i)        There is no, and since December 31, 2023 there has been no, Proceeding or other compliance or enforcement action before any commission or other Governmental Authority pending, or, to Sellers’ Knowledge, threatened, whether written or otherwise, (A) by or against any member of the Company Group, (B) by or against any member of the Company Group’s directors, managers, officers, employees, shareholders, partners, or members and relating to the Company Group or the Business, (C) with respect to or affecting the Company Group’s operations, business, employees or financial condition, or (D) related to the consummation of the transactions contemplated hereby, or (E) that, if decided against the Company Group, would be, or would reasonably be expected to be material to the Company Group, taken as a whole.

(ii)      There are no, and during the three-year period prior to the date hereof there have been no, Proceedings pending or, threatened in writing, or to Sellers’ Knowledge, threatened orally, against the Company Group or the Business that resulted in, or where the damages or remedy sought would constitute, Liability to the Company Group in excess of $25,000.

(iii)        No member of the Company Group nor any of the assets owned or used by the Company Group are, or during the three-year period prior to the date hereof, have been, subject to any outstanding Order. To Sellers’ Knowledge, no officer or employee of the Company Group is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group or to any assets owned or used by the Company Group.

(r)          Laws.

(i)          The Company Group is and, during the three-year period prior to the date hereof, has been in material compliance with all Laws and has made no materially false or misleading certification or filing, including by omission, with any Governmental Authority. Neither Sellers (with respect to the Business) nor any member of the Company Group is a party to, or bound by, any Order (or Contract entered into in any Proceeding) with respect to the properties, assets, personnel or business activities of the Company Group. Neither Sellers (with respect to the Business) nor any member of the Company Group nor any of the Company Group’s officers, directors, managers, employees, agents or contractors (with respect to the Business) are, or have been found or alleged by a Governmental Authority, to be in violation of, or delinquent or non-compliant in any material respect of, any applicable Law, including, but not limited to, Environmental Laws and Laws relating to equal employment opportunities, fair employment practices (including with respect to non-discrimination, retaliation and harassment), affirmative action requirements, unfair labor practices, labor relations, terms and conditions of employment, classification of employees and independent contractors, occupational health and safety, wages and hours, overtime and exemptions therefrom, leaves, disabilities, payment of commissions, facility closings and layoffs, whistleblowing, immigration, safety and health, workers’ compensation, privacy and confidentiality, data security, the collection and payment of withholding social security or similar Taxes, and zoning ordinances and building codes. The Company Group has not received any written notice from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any applicable Law or any other Proceeding. Each Contract and other financial arrangements and relationships entered into by any member of the Company Group with customers, vendors, suppliers, resellers, agents, employees and contractors is in material compliance with all Laws.

(ii)        None of Sellers, nor any member of the Company Group nor any director, officer, employee, agent or affiliate of a member of the Company Group is a Person that is, or is owned or controlled by Persons that are: (A) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including Cuba, Iran, North Korea and the Crimea, Donetsk and Luhansk regions of Ukraine. Each member of the Company Group is and for the last five years has been in compliance with U.S. and other applicable Sanctions, and for the past five years with U.S. and other applicable export and import controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury and the U.S. Department of State (collectively, “Export Controls”), customs Laws, anti-boycott Laws, anti-terrorism Laws, and related measures, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of Treasury (collectively, with Sanctions and Export Controls, “Trade Laws”). The Company Group has established and maintained written policies and procedures and systems of internal controls to ensure compliance with Trade Laws.

(iii)      None of Sellers, nor any member of the Company Group, nor, to Sellers’ Knowledge, any of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of the Company Group (a) has made, authorized or offered, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment of funds or received or retained any funds in violation of any Anti-Corruption Laws; or (b) has taken any action, directly or indirectly, which would cause the Company Group to be in violation of any Anti-Corruption Laws. There is not currently and for the past three years there has not been any disclosure, internal investigation or Proceeding, including, to Sellers’ Knowledge, any pending or threatened Proceeding, involving either any member of the Company Group or, to Sellers’ Knowledge, any of its directors, managers, officers, employees, agents or other Persons associated with or acting on its behalf related to any of the foregoing, including with respect to the Company Group’s compliance with any Anti-Corruption Laws, and there are no facts or circumstances that would reasonably be expected to form the basis for any such disclosure, internal investigation or Proceeding.

(iv)        No member of the Company Group is, or has been, a party to or bound by any Contract that was entered into based on any member of the Company Group’s ability to qualify under 13 C.F.R. 121.201 or any similar provision under state law (“Small Business Status”), whether or not such Contract was entered into with a Governmental Authority and whether or not such Contract was designated as a set aside for entities with Small Business Status. Schedule 2.2(r)(iv) correctly and completely lists any Contract, as well as the annual and total payments to be made thereunder, that any member of the Company Group is, or within the last 24 months was, a party to or bound by, where any member of the Company Group was designated as having Small Business Status.

(s)          Real Estate.

(i)        Except as set forth on Schedule 2.2(s)(i)(A), the Company Group does not own, and has never owned, any real property. The Company Group is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease (as a lessor) or acquire any real property. Except as set forth on Schedule 2.2(s)(i)(B) (such premises, the “Leased Real Property”), the Company Group does not lease, sublease, license or occupy any real property. The Leased Real Property is leased, subleased, licensed to or occupied by the Company Group pursuant to each lease, sublease, license or occupancy agreement set forth on Schedule 2.2(s)(i)(B), a true and complete copy of which, including all amendments thereto, has been delivered to Parent (each, a “Real Estate Lease”). Each Real Estate Lease is in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been fully paid. No member of the Company Group has entered into, extended, modified or renewed any Real Estate Lease since January 1, 2026. The Company Group (and, to Sellers’ Knowledge, the landlord or other third party) is in material compliance with, and no default by the Company Group (or, to Sellers’ Knowledge, the landlord or other third party) exists under, each Real Estate Lease, nor to Sellers’ Knowledge does any condition exist that, with the giving of notice or the passage of time or both would constitute a default under each Real Estate Lease. The Company Group has the right to use all of the Leased Real Property for the full term of each Real Estate Lease (and any renewal options) relating thereto. The Company Group has valid leasehold interests in the Leased Real Property, free and clear of all Claims, other than Permitted Claims. In the past five years, no member of the Company Group has assigned, transferred or pledged any interest in each Real Estate Lease.

(ii)         The Company Group’s possession, occupancy, lease, use and/or operation of each such Leased Real Property materially conforms to all applicable Laws, and the Company Group has exclusive possession of each such Leased Real Property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such Leased Real Property or leasehold interest. In addition, each such Leased Real Property and leasehold interest is free and clear of all Claims other than Permitted Claims. In the past five years, no member of the Company Group has received any written notice from their landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. Each member of the Company Group, as applicable, has the right to use all the Leased Real Property for the full term of each such Real Estate Lease (and any renewal options) relating thereto. Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to Sellers’ Knowledge, no such condemnation or other taking is threatened or contemplated. All buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws. The Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used. The Leased Real Property constitutes all of the real property owned, leased, subleased, licensed or occupied by the Company Group.

(t)       Environmental Matters. Each member of the Company Group is and, during the three-year period prior to the date hereof, has been in compliance, in all material respects, with all applicable Environmental Laws. Each member of the Company Group possesses all Governmental Authorizations required under applicable Environmental Laws for the ownership, lease, or operation of its respective business or any real property (“Environmental Permits”), all such Environmental Permits are valid and in full force and effect, and each member of the Company Group is and, during the three-year period prior to the date hereof, has been in compliance, in all material respects, with the terms and conditions thereof, and there are no Proceedings pending or, to Sellers’ Knowledge, threatened that seek the revocation, cancellation, suspension, or adverse modification of any such Environmental Permit. No member of the Company Group has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, and there is no Proceeding or Order pending, or to Sellers’ Knowledge, threatened, in each case, that alleges that any member of the Company Group is in material violation of or has material Liability pursuant to any Environmental Law or that is related to the Release of any Hazardous Materials, in each case, that has not been fully resolved or is the source of ongoing material obligations under Environmental Law, and, to Sellers’ Knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the Company Group’s compliance in any material respects with any Environmental Law. There has been no Release of, or exposure to, any Hazardous Materials at, on, under or from any real property currently or formerly owned, leased or operated by the Company Group or at any third party site to which Hazardous Materials generated by the Company Group were sent for treatment, recycling, storage or disposal, in each case, in material violation of or in a manner or under conditions as could reasonably be expected to result in any material Liability of the Company Group pursuant to Environmental Law. No member of the Company Group has assumed or provided indemnity against any material Liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action. No member of the Company Group is currently operating or required to be operating their respective business or any real property owned, leased or operated by the Company Group under any Order issued or entered into pursuant to any Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by Environmental Laws in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated hereby by any member of the Company Group. Prior to the date hereof, Sellers have provided or otherwise made available to Parent true, correct and complete copies of all environmental reports, assessments, studies, audits, notices of violation, Environmental Permits, Orders and other material environmental documents in the possession or control of the Company Group with respect to any property currently or formerly owned, leased or operated by the Company Group or any business operated by it.

(u)          Intellectual Property.

(i)         Schedule 2.2(u)(i) identifies each item of Company Registered Intellectual Property, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. Each of the Patents and Trademarks included in Schedule 2.2(u)(i) identifies such item of Company Registered Intellectual Property, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. Each of the patents and patent applications included in Schedule 2.2(u)(i) properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Authority in the ordinary course of prosecution of any pending applications for registration) is pending or, to Sellers’ Knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Intellectual Property is being or has been contested or challenged. To Sellers’ Knowledge, each item of Company Intellectual Property is valid and enforceable, and with respect to the Company Registered Intellectual Property, subsisting. The Company Registered Intellectual Property has been duly prosecuted, maintained and renewed in accordance with all applicable Laws; is not subject to any unpaid maintenance fees, annuities, renewal fees or similar payments; and is not subject to any disclaimer (other than standard USPTO disclaimers), narrowing amendment, consent agreement, settlement agreement, concurrent use agreement or other limitation that materially restricts its scope, enforceability, geographic coverage or use. The Company Group has continuously used each Trademark that is Company Intellectual Property in commerce in the applicable jurisdictions in a manner sufficient to maintain and preserve all rights therein, including common law rights.

(ii)         The Company Group exclusively owns, is the sole assignee of, or has exclusively licensed all Company Owned Intellectual Property, free and clear of all Claims other than Permitted Claims. The Company Intellectual Property and the Intellectual Property Rights licensed to the Company Group pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company Group’s business as currently conducted. Each current or former employee, independent contractor, officer or director of the Company Group involved in the creation or development of any Company Intellectual Property, pursuant to such Person’s activities on behalf of the Company Group, has, prior to the Closing, signed a valid and enforceable written agreement containing an assignment of such Person’s rights in such Company Intellectual Property to the Company Group. Each current or former employee, independent contractor, officer or director of the Company Group who has or has had access to the Company Group’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company Intellectual Property, trade secrets and confidential information. The Company Group has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information. The Company Group exclusively owns all right, title and interest in and to all customer lists, loyalty program data, marketing databases and other proprietary databases (subject only to Data Protection Requirements), and no third party has any ownership rights or rights to receive any royalties related to such lists and data.

(iii)       No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights or a license to such Company Intellectual Property or the right to receive royalties for the practice of such Company Intellectual Property or the right to permit third parties to use such Company Intellectual Property.

(iv)        Schedule 2.2(u)(iv), sets forth each license agreement pursuant to which any member of the Company Group (i) is granted a license under any Intellectual Property Right owned by any third party that is used by the Company Group in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any Company Intellectual Property or Intellectual Property Right licensed to the Company Group under a Company In-bound License (each a “Company Out-bound License”) (provided, however, that Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, agreements with current or former employees, independent contractors, officers or directors of the Company Group, services agreements in which any license of Intellectual Property Rights are incidental to the purpose of the agreement, non-disclosure agreements, commercially available software-as-a-service offerings or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, services agreements in which any license of Intellectual Property Rights are incidental to the purpose of the agreement, non-disclosure agreements, or non-exclusive outbound licenses). All Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and, to Sellers’ Knowledge, each other party to such Company In-bound Licenses or Company Out-bound Licenses. No member of the Company Group, nor to Sellers’ Knowledge, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in breach under any Company In-bound Licenses or Company Out-bound Licenses. No member of the Company Group has granted to any Person an exclusive license to any Company Intellectual Property.

(v)       The operation of the business of the Company Group does not infringe, misappropriate or otherwise violate, and has not, since December 31, 2023, infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, in each case in a manner that could reasonably be expected to result in material Liability for the Company Group. To Sellers’ Knowledge, no other Person is infringing, misappropriating or otherwise violating, or has, since December 31, 2023, infringed, misappropriated or otherwise violated, any Company Intellectual Property. No Proceeding is, or since December 31, 2023, has been, pending (or, to Sellers’ Knowledge, is, or since December 31, 2023, has been, threatened in writing) (A) against any member of the Company Group alleging that the operation of the business of the Company Group infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by any member of the Company Group alleging that another Person has infringed, misappropriated or otherwise violated any of the Company Intellectual Property or any Intellectual Property Rights exclusively licensed to any member of the Company Group. Since December 31, 2023, the Company Group has not received any written notice or other written communication alleging that the operation of the business of the Company Group infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person. The Company Group has taken commercially reasonable steps to police and enforce its rights in the Trademarks that are Company Intellectual Property, including against counterfeit, infringing or unauthorized uses. To Sellers’ Knowledge, no Trademark that is Company Intellectual Property is subject to dilution, tarnishment or loss of distinctiveness.

(vi)      None of the Company Intellectual Property is subject to any pending or outstanding Order or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company Group of any such Company Intellectual Property or Intellectual Property Rights exclusively licensed to the Company Group.

(vii)      No Contract to which any member of the Company Group is a party would, upon the Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property Rights owned by Parent or any of its Affiliates (other than the Company Group). The Company Group owns or otherwise has the right to use all Intellectual Property Rights used in or necessary to the conduct of the business of the Company Group. All Intellectual Property Rights used in or necessary to the conduct of the business of the Company Group as currently conducted shall be owned or available for use by the Company Group immediately after the Closing on terms and conditions substantially the same as those under which the Company Group owned or used such Intellectual Property Rights immediately prior to the Closing.

(viii)      The Company Intellectual Property does not include any proprietary software that is material to the operation of the business of the Company Group.

(v)          Privacy; Company IT Systems and Cybersecurity.

(i)          To Sellers’ Knowledge, except as set forth on Schedule 2.2(v), the Company Group, and with respect to the operation of the Company Group’s business, their Data Processors, have been and are in compliance in all material respects with all Data Protection Requirements. To Sellers’ Knowledge, each member of the Company Group and its Data Processors are not experiencing and have not experienced since December 31, 2023, (i) a Security Incident, or (ii) a violation of any security policy of the Company Group regarding any Company Data used in or for the business of the Company Group. No member of the Company Group has received a written notice (including any enforcement notice or Proceeding), letter, or complaint from a Person alleging noncompliance or potential noncompliance with any Data Protection Requirements. The Company is not in material breach or default of any Contracts relating to its Company IT Systems or Company Data.

(ii)         Where the Company Group uses a Data Processor to Process Company Data that is Personal Data governed by Data Protection Requirements, the Company Group has in place Contracts with Data Processors that the Company Group relies on to ensure that the Data Processor maintains the confidentiality and security of the Company Data as materially required by Data Protection Requirements. To Seller’s Knowledge, each member of the Company Group and its Data Processors are in compliance with Laws and Data Protection Requirements regarding providing access to, transferring to, disclosing to or otherwise making available data to a Person outside the country of origin for that data, including any restrictions regarding cross-border transfers. All Company Data will continue to be available for Processing by the Company Group following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(iii)       Except as set forth on Schedule 2.2(v)(iii), the Company Group is not aware of any material information security risks regarding the Company IT Systems or Company Data. The Company IT Systems are in good working condition and, to Sellers’ Knowledge, do not contain any Malicious Code or defect and operate and perform as necessary to conduct the business of the Company Group. The Company Group maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

(w)         Key Relationships.

(i)         Schedule 2.2(w)(i) sets forth a true, correct and complete list of the top ten vendors and/or suppliers (measured by dollar volume of purchases by such supplier) of the Company Group, taken as a whole, for each of the fiscal year ended December 31, 2024, the fiscal year ended December 31, 2025 and the three-month period ended March 31, 2026 (each, a “Significant Vendor”).

(ii)       Schedule 2.2(w)(ii) sets forth a true, correct and complete list of the top five customers (measured by aggregate revenue received from such customer) of the Company Group, taken as a whole, for each of the fiscal year ended December 31, 2024, the fiscal year ended December 31, 2025 and the three-month period ended March 31, 2026 (each, a “Significant Customer”).

(iii)        Except as set forth on Schedule 2.2(w)(iii), during the past 12 months, no Significant Vendor or Significant Customer has cancelled, failed to renew or otherwise terminated its relationship with the Company Group, or has materially altered in a manner adverse to the Company Group its relationship with the Company or its Subsidiaries. During the past 12 months, no member of the Company Group has received any notice or written threat of termination from any Significant Vendor or Significant Customer or any written indication from any Significant Vendor or Significant Customer that such Person intends to materially and adversely modify its relationship with the Company Group, taken as a whole. To Sellers’ Knowledge, except as set forth on Schedule 2.2(w)(iii), no Significant Vendor or Significant Customer is insolvent or intends to liquidate, dissolve, seek an assignment for the benefit of creditors, appoint a receiver, or voluntarily or involuntarily file or initiate bankruptcy proceedings.

(x)         Warranties. Except as set forth on Schedule 2.2(x), no member of the Company Group has made any oral or written warranties with respect to its goods or services. There are no claims pending or, to Sellers’ Knowledge, threatened against any member of the Company Group with respect to a breach of warranties.

(y)         Bank Accounts. Schedule 2.2(y) sets forth the name of each bank, securities broker or other financial institution in which the Company Group has an account, and the names of all Persons authorized to draw thereon or have access thereto.

(z)         Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group. Sellers have made available to Parent true, correct and complete copies of all Contracts reflecting any arrangement pursuant to the immediately preceding sentence pursuant to which such Person would be entitled to any payment relating to the transactions contemplated hereby.

(aa)      Accredited Investor. In acquiring BBBY Common Stock, Sellers are not offering or selling, and shall not offer or sell the BBBY Shares, in connection with any distribution of such BBBY Shares, and Sellers have no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Each Seller acknowledges that it can bear the economic risk of its investment in BBBY Common Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in BBBY Common Stock. With the assistance of each Sellers’ own professional advisors, to the extent such Seller has deemed appropriate, such Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of any investment in BBBY Common Stock. Each Seller confirms that it is not relying on any communication (written or oral) of Parent, its Affiliates and their respective Representatives, as investment or tax advice or as a recommendation to acquire any BBBY Common Stock, other than the representations and warranties contained herein. Each Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

(bb)      Complete Disclosure. The representations and warranties of Sellers in this Agreement do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein, in light of the circumstances in which they were made, not misleading. The copies of all documents furnished by or on behalf of Sellers to Parent pursuant to the terms of this Agreement are true and correct in all material respects. The information contained in the Sellers’ Disclosure Schedule is true and correct in all material respects as of the date hereof.

(cc)   NON-RELIANCE; DISCLAIMER OF OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2.2, NEITHER SELLERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SELLERS, THEIR SUBSIDIARIES, ITS OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, EQUITY INTERESTS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY INFORMATION PROVIDED TO PARENT OR ANY OF ITS AFFILIATES. WITHOUT LIMITING THE FOREGOING, NEITHER SELLERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO PARENT OR ANY OF ITS AFFILIATES WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF SELLERS, THEIR SUBSIDIARIES OR ANY OF THEIR AFFILIATES. NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATION, WARRANTY, COVENANT OR STATEMENT (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS OR ANY OTHER PERSON THAT IS NOT EXPRESSLY SET FORTH IN THIS SECTION 2.2.

ARTICLE III
Covenants

3.1         Post-Closing Agreements. From and after the Closing:

(a)         Inspection. For a period of three years following the Closing Date, Parent shall retain all books and records of the Company Group relating to periods prior to the Closing and shall make such books and records available for inspection by Sellers or their duly accredited Representatives, upon reasonable prior written notice for bona fide tax, accounting, or regulatory purposes, at all reasonable times during normal business hours and in a manner as to not interfere with the normal operation of the Company Group. As used in this Section 3.1(a), the right of inspection includes the right to make extracts or copies, at Sellers’ sole cost and expense. Parent shall provide Sellers with at least 30 days’ prior written notice before destroying any such books and records during such three-year period and shall afford Sellers the opportunity to take possession of such records at Sellers’ expense.

(b)         Trademarks and other Company Intellectual Property. Sellers shall not use, and shall not license or otherwise grant any rights to any third party to use, (i) any name, slogan, logo or other Trademark which is similar or confusingly similar to any of the Company Intellectual Property or any other name used in connection with the Business or (ii) any Intellectual Property Right that infringes, misappropriates or otherwise violates any of the Company Intellectual Property.

(c)        Further Assurances. The Parties shall execute such additional instruments or other documents, and perform such additional acts, as may be reasonably necessary to consummate the Merger and the other transactions contemplated hereby.

3.2          Covenant Not to Compete.

(a)          As an inducement for BBBY, Parent and Merger Sub to enter into this Agreement, each Seller agrees that such Seller shall not and shall cause its Affiliates to not do any one or more of the following, directly or indirectly (except in each case, on behalf of the Company Group as a consultant, employee or service provider of the Company Group):

(i)          during the Restriction Period, engage or participate or prepare to engage or participate, anywhere in North America (the “Territory”), as an owner, partner, member, shareholder, independent contractor, director, manager, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in the Business;

(ii)         during the Restriction Period, solicit or attempt to solicit any Person who is, or has been within the past three calendar years immediately preceding the Closing Date, a supplier, customer, contractor, subcontractor, licensor, licensee or any other business relation of the Company Group or the Business to cease doing business with, or to alter or limit its business relationship with BBBY, Parent, Merger Sub, the Company Group or the Business; or

(iii)      during the Restriction Period, (A) take any actions which are calculated to persuade any Representatives of the Company Group to terminate their association with the Company Group or to hire or otherwise retain (other than on the Company Group’s behalf) the services of any Representatives of the Company Group (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity) who has acted in such capacity at any time within the 12-month period immediately preceding such proposed date of hire or retention or (B) hire any person who is an employee of any member of the Company Group who has acted in such capacity at any time within the 12-month period immediately preceding such proposed date of hire or retention.

(b)         The period of time in which a Person is required to act, or refrain from acting, pursuant to this Section 3.2 shall be tolled (shall not run) for so long as such Person is in breach of any of such Person’s obligations hereunder.

(c)        To “engage” in a business means (i) to render services in (or with respect to) the Territory for that business, or (ii) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. Sellers hereby acknowledge and agree that the foregoing covenants are commercially reasonable and reasonably necessary to protect BBBY and its subsidiaries.

(d)        Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the restrictions and obligations set forth in this Section 3.2 (Covenant Not to Compete), Section 3.3 (Disclosure of Confidential Information) and Section 3.8(a) (Non-Disparagement) shall not apply to Mitchell Rosen in his capacity as an Affiliate of Sellers or to any of his immediate family members.

3.3         Disclosure of Confidential Information.

(a)          As an inducement for BBBY, Parent and Merger Sub to enter into this Agreement, Sellers agree that for a period of five years following the Closing Date, Sellers shall, and shall cause Sellers’ Affiliates to, maintain all Confidential Information in confidence and shall not, directly or indirectly, disclose any Confidential Information to any Person other than the Company Group, BBBY, Merger Sub or Parent, and Sellers shall, and shall cause Sellers’ Affiliates to, not, directly or indirectly, use any Confidential Information for their own benefit, the benefit of any Person or to the detriment of the Company Group or its Affiliates.

(b)       Notwithstanding the foregoing, the obligations in Section 3.3(a) shall not apply to Confidential Information that: (i) was publicly known at the time of disclosure or became publicly available after disclosure to Seller or Sellers’ Affiliates without breach of this Agreement; (ii) was lawfully received by Seller or Sellers’ Affiliates from a third party without, to Sellers’ Knowledge, confidentiality restrictions; (iii) was known to Seller or Sellers’ Affiliates without confidentiality restrictions prior to its disclosure; (iv) was independently developed by Seller or Sellers’ Affiliates without access to or use of Confidential Information.

(c)          Nothing in this Agreement shall prohibit Sellers or their Affiliates from using or disclosing Confidential Information (i) to the extent required by applicable Law, regulation, subpoena, civil investigative demand or other legal process, (ii) in connection with any Proceeding relating to this Agreement or the transactions contemplated hereby, or (iii) to Sellers’ legal, tax and financial advisors who have a need to know such information in connection with the foregoing, provided such advisors are bound by professional duties of confidentiality. If Sellers are required by applicable Law to disclose any Confidential Information, Sellers shall, to the extent permitted by applicable Law, (A) provide BBBY, Parent and Merger Sub with prompt notice (and in any event at least five Business Days’ prior notice, if practicable) before such disclosure in order that BBBY, Parent and/or Merger Sub may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information, (B) reasonably cooperate with BBBY, Parent and/or Merger Sub, at Parent’s sole cost and expense, in attempting to obtain such order or assurance and (C) limit the scope of such disclosure to that which is legally required.

(d)          “Confidential Information” means information regarding the Company Group or the Business to the extent it is not generally available to the public, including the following: (i) information regarding the Company Group’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company Group’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances or purchasing; (iii) information regarding the Company Group’s other Representatives, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding the Company Group’s current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (v) information regarding the Company Group’s current or prospective vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans regarding the Company Group; (vii) information regarding the Company Group’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Company Intellectual Property, including the Company Group’s Trade Secrets and proprietary information; (ix) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Company Group’s current, future or proposed products or services (including information concerning the Company Group’s research, experimental work, development, design details and specifications, and engineering); and (x) the Company Group’s website designs, website content, proposed domain names and databases. Notwithstanding the foregoing, “Confidential Information” shall not include (A) information relating to the terms of this Agreement and the transactions contemplated hereby, to the extent disclosure is reasonably necessary for Sellers to enforce their rights hereunder, or (B) information that relates solely to Sellers’ ownership interest in the Company Group or Sellers’ tax matters.

3.4         Injunctive Relief. Sellers specifically recognize that any breach by Sellers of Sections 3.2 (Covenant Not to Compete), 3.3 (Disclosure of Confidential Information) or 3.8(a) (Non-Disparagement) will cause irreparable injury to BBBY, Parent and Merger Sub and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly, Sellers agree that in the event of any such breach, BBBY, Parent and Merger Sub shall be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available. Sellers, BBBY, Parent and Merger Sub recognize and agree that the territorial, time and scope limitations in Sections 3.2 (Covenant Not to Compete) and 3.3 (Disclosure of Confidential Information) hereof are reasonable and properly required for the protection of BBBY, Parent and Merger Sub and in the event that such limitations (or lack thereof) are deemed to be unreasonable by a court of competent jurisdiction, each of Sellers, BBBY, Parent and Merger Sub agree and submit to the imposition of such limitations as said court shall deem reasonable.

3.5          Tax Matters.

(a)          Assistance and Cooperation. After the Closing, Sellers and BBBY shall (and shall cause their respective Affiliates to), to the extent reasonably requested by the other Party:

(i)          use their reasonable efforts to obtain and timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns of the Company Group or other reports with respect to sales, transfer and similar Taxes of the Company Group;

(ii)         assist the other Party in preparing any Tax Returns of the Company Group which such other Party is responsible for preparing and filing, and in connection therewith, provide the other Party with any necessary powers of attorney;

(iii)        cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company Group;

(iv)       make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Company Group; provided, that Parent shall only be obligated to make available such information, records and documents to Sellers to the extent such information, records and documents relate to Taxes for which Sellers may be liable; provided, further, that Sellers shall retain records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Sellers, any extensions thereof) of the respective taxable periods; and

(v)        furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company Group; provided, that Parent shall only be obligated to furnish copies of such correspondence to Sellers to the extent such audit or information request relates to Taxes for which Sellers may be liable.

(b)          Filing of Tax Returns; Payment of Taxes.

(i)          Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to any member of the Company Group for taxable years or periods ending on or before the Closing Date; provided that Sellers shall submit any such material Tax Returns to Parent for Parent’s review and approval (such consent not to be unreasonably withheld, conditioned or delayed) at least 10 Business Days prior to filing. Parent shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to any member of the Company Group after the Closing Date, and Parent shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns that Sellers are required to file or cause to be filed in accordance with this Section 3.5(b), such Tax Returns shall be prepared and filed in a manner consistent with past practice (unless otherwise required by Law) and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date).

(c)         Tax Treatment. The Parties and their respective Affiliates agree that the Merger is intended to qualify as a “reorganization” within the meaning of Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code for U.S. federal and applicable state and local tax purposes. The Parties agree that neither they nor any of their Affiliates shall file any federal, state, local and foreign Tax Returns in a manner that is inconsistent with such treatment. The Parties agree to prepare and file the statement required under Treasury Regulations § 1.368-3.

(d)         Amended Returns and Retroactive Elections. BBBY and Parent shall not, and shall not cause or permit the Company Group to, amend any Subchapter S income Tax Return or K-1 filed with respect to any tax year ending on or before the Closing Date without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

(e)          No Code §336(e), §338(g), or §338(h)(10) Election. The Parties shall not make any election under Code §336(e), §338(g), or §338(h)(10) with respect to the transaction contemplated by this Agreement.

(f)          Tax-Free Reorganization. The Parties shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cause the Merger to qualify, and use commercially reasonable efforts not to take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each Party shall notify the other Party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

3.6       Sellers Release. Effective as of the Closing, each Seller, on behalf of such Seller and such Seller’s Affiliates, Representatives, heirs, successors and assigns (as applicable), (a) irrevocably and unconditionally waives, releases and forever discharges each member of the Company Group, and each of their respective current, former and future Representatives, directors, managers, members, stockholders, trustees, principals, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs or executors (collectively, the “Released Parties”) from any and all rights, commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, losses, obligations, costs, expenses and compensation of every kind and nature whatsoever, whether known or unknown, matured or contingent and whether arising in law, in equity or otherwise, in each case based upon facts, circumstances or occurrences existing at or prior to the Closing and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claims or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Released Party based on such released claims or Proceeding. Sellers represent to BBBY, Merger Sub and Parent that such Person has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim against any Released Party or any of its Representatives and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective. Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver or release by such Person of: (i) claims or rights arising under this Agreement or the Ancillary Documents to which Sellers are a party, including (A) any rights to receive the Merger Consideration or any other payments contemplated hereby, (B) any indemnification rights under Article IV, or (C) any claims for breach of any representation, warranty, covenant or agreement of BBBY, Merger Sub or Parent hereunder, (ii) any claim or right such Person may have in the Ordinary Course of Business for compensation, vacation pay and benefits arising under such Person’s employment arrangements, or, with respect to benefits, pursuant to an Employee Plan listed on Schedule 2.2(n)(i) or (iii) any rights as a stockholder of BBBY with respect to the BBBY Shares. Sellers also hereby waive the benefits of, and any rights that such Person may have under, any statute or common law principle of similar effect in any jurisdiction.

3.7        Employee Benefits. For a period of one year after the Closing, BBBY shall, or shall cause the Company Group to, either (a) continue to provide the employees of the Company Group who continue employment with the Company Group or any Affiliate of Parent following the Closing (the “Continuing Employees”) with the opportunity to continue to participate in the employee retirement and health benefit plans of the Company Group in effect immediately prior to the Closing or (b) provide the Continuing Employees with the opportunity to participate in employee retirement and health benefit plans of Parent and its Affiliates (for the avoidance of doubt, not including any equity-based or other long-term incentive compensation, change in control, retention, transaction bonus, deferred compensation, defined benefit pension or similar plan or arrangement) (the “Parent Benefit Plans”) that are substantially comparable in the aggregate to the employee retirement and health benefit plans offered by Parent and its Affiliates (for the avoidance of doubt, not including any equity-based or other long-term incentive compensation, change in control, retention, transaction bonus, deferred compensation, defined benefit pension or similar plan or arrangement) to their similarly situated employees. With respect to any Parent Benefit Plans in which Continuing Employees are enrolled, Parent shall, or shall cause its applicable Affiliates to, use commercially reasonable efforts to (i) waive any pre-existing condition exclusions, evidence of insurability requirements or waiting periods under such plans to the extent waived or satisfied under the corresponding Employee Plan immediately prior to the Closing, (ii) credit each Continuing Employee with all service with the Company Group (or predecessor employers to the extent credited under the corresponding Employee Plan) for purposes of eligibility to participate, vesting and benefit accrual (but not for purposes of benefit accrual under any defined benefit pension plan or to the extent such credit would result in duplication of benefits), except to the extent such service was not recognized under a corresponding Employee Plan, and (iii) credit each Continuing Employee for any deductibles and out-of-pocket expenses paid by such Continuing Employee prior to the Closing Date under the corresponding Employee Plan during the plan year in which the Closing occurs.

3.8         Non-Disparagement.

(a)        Each Seller agrees that such Seller shall not, and shall cause its respective controlled Affiliates to not, make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements in any public forum or medium concerning the Company Group, BBBY, Merger Sub or Parent, or any of their respective Affiliates, officers, directors, employees, partners, shareholders or agents (or any of their products or services); provided, however, that nothing in this Section 3.8(a) shall prohibit any Seller from (i) giving truthful testimony in connection with any Proceeding, (ii) making any truthful statements in connection with any investigation by any Governmental Authority or (iii) exercising its rights under this Agreement or any document entered into in connection with this Agreement.

(b)          Each of BBBY, Parent and Merger Sub agrees that each such Party shall not, and shall direct its Chief Executive Officer, Chief Accounting Officer, Chief Financial Officer, President, and General Counsel to not, make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements in any public forum or medium concerning Sellers or any of their respective Affiliates, officers, directors, employees, partners, shareholders or agents (or any of their products or services); provided, however, that nothing in this Section 3.8(b) shall prohibit BBBY, Parent or Merger Sub from (i) giving truthful testimony in connection with any Proceeding, (ii) making any truthful statements in connection with any investigation by any Governmental Authority or (iii) exercising its rights under this Agreement or any document entered into in connection with this Agreement.

3.9        Legends. BBBY shall be entitled, and Sellers shall cooperate with BBBY and BBBY’s transfer agent, (i) to place appropriate legends on the book entries and/or certificates evidencing the BBBY Shares, including the legend noted in Section 3.10, the legend contemplated by the Registration Rights, Lock-Up and Voting Agreement, and any additional legend reflecting the restrictions set forth in Rules 144 and 145 under the Securities Act on any BBBY Shares by securityholders who may be considered “affiliates” of BBBY for purposes of Rules 144 and 145 under the Securities Act, including any permitted transferees of BBBY Shares after the Closing, and (ii) to issue appropriate stop transfer instructions to the transfer agent for BBBY Common Stock.

3.10       Private Placement. Each of the Company and BBBY shall take all reasonably necessary action on its part such that the issuance of the BBBY Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act. Each certificate representing BBBY Shares issued pursuant to this Agreement shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities Law or otherwise, if any):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

3.11      Data Room. Within five Business Days following the date of this Agreement, the Company shall deliver to Parent a true, correct and complete copy of the contents of the electronic data room maintained on behalf of Sellers hosted by ShareFile for “Project SFV” in connection with the transactions contemplated hereby, which will be delivered to Parent or its designee on a USB drive or by other means reasonably acceptable to Parent.

3.12      Use of Email Address. For a period of six months following the Closing Date, BBBY, Parent and Merger Sub shall, or shall cause the Company Group to, permit Mitchell Rosen to continue to access and use the email account and address mitch.r@sfvservices.com solely for his personal communications and for communications unrelated to the Business. Notwithstanding the foregoing, the inadvertent receipt by Mitchell Rosen of any email or other communication relating to the Business, the Company Group or their respective operations shall not constitute a breach of this Agreement or otherwise give rise to any liability on the part of Sellers, so long as Mitchell Rosen does not further disseminate or knowingly use or rely on such information, forwards such email to a designee of the Company, BBBY, Merger Sub or Parent, as applicable, and promptly deletes such email following the forwarding of such email, including the deletion of the sent email and the permanent deletion of each deleted email from the trash folder (or similar temporary storage).

3.13      Use of Business Credit Cards. For a period of 90 days following the Closing Date, BBBY, Parent and Merger Sub agree that Mitch Rosen and the individuals set forth on Schedule 3.13(i) may continue to use the credit cards set forth on Schedule 3.13(ii) only with respect to recurring charges related to personal charges and expenses that exist on such credit cards as of the Closing Date as set forth on Schedule 3.13(iii); provided, however, that (a) no new one-time or single-purchase charges may be incurred after the Closing Date, (b) no new recurring charges or subscriptions may be added to such credit cards after the Closing Date and (c) Mitch Rosen and such immediate family members shall use commercially reasonable efforts to promptly cease any such personal use and to transition, transfer or otherwise remove such recurring personal charges and expenses from such credit cards as soon as reasonably practicable following the Closing (and in no event later than the end of such 90-day period). Following the Closing, BBBY, Parent and Merger Sub shall deliver, or shall cause their applicable Subsidiaries to deliver, to Sellers periodic statements or other reasonable supporting detail detailing any such personal charges and expenses incurred during such time period (which statements shall be delivered no more frequently than monthly), and Sellers shall reimburse BBBY, Merger Sub and Parent within ten Business Days after receipt thereof for all undisputed amounts; provided that (i) Sellers may in good faith dispute any item by written notice specifying in reasonable detail the basis for such dispute, in which case the undisputed portion shall remain payable within such period and the Parties shall work cooperatively and in good faith to resolve the disputed item within 30 days, and (ii) in no event shall BBBY, Parent or Merger Sub be required to take any action that BBBY, Parent or Merger Sub reasonably believes would (i) violate any applicable confidentiality obligation or Law or (ii) jeopardize any attorney-client privilege.

3.14     Vehicle Transfer. As promptly as possible and in any event no later than 90 days following the Closing Date, Sellers shall provide evidence, in a form reasonably satisfactory to Parent, that the registration, title and insurance of the vehicle set forth on Schedule 4.2(d) and any Contracts related thereto have been transferred from the Company to another Person that is not an Affiliate of BBBY, Parent, or the Company.

3.15      Assignment. Prior to the Closing, Sellers shall (and shall cause their applicable Affiliates to) have taken all necessary action to assign the agreement set forth on Schedule 3.15 (the “Assigned Agreement”), including all Liabilities and obligations thereunder, to an Affiliate of Sellers other than any member of the Company Group (the “Assignment”) and provide evidence thereof as contemplated by Section 1.10(a)(xiv).

ARTICLE IV
Survival; Indemnification

4.1         Survival. The representations and warranties of the Parties set forth in this Agreement or any of the Ancillary Documents shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is 12 months following the Closing Date (the “General Survival Date”); provided, however, that the Sellers Fundamental Representations and the representations and warranties set forth in Section 2.2(p) (Tax Matters) shall survive until the expiration of the applicable statute of limitations with respect to the matters set forth therein (including any waiver, extension or mitigation thereof) (the “Fundamental Survival Date”). The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until fully performed or complied with (collectively, the “Covenant Survival Date” and together with the General Survival Date and the Fundamental Survival Date, the “Survival Dates”). Notwithstanding the foregoing, the limitations on survival in this Section 4.1 shall not apply to any claims based on fraud.

4.2        Indemnification Obligations of Sellers. Sellers shall, jointly and severally, defend and indemnify BBBY, Parent, Merger Sub and their respective Affiliates (including, for the avoidance of doubt, the Company Group upon the Closing) and their officers, directors, stockholders, agents, lenders, successors and permitted assigns (each, a “Parent Indemnitee” and, collectively, the “Parent Indemnitees”) against and from all Damages sustained or incurred by any of them resulting from, arising out of, in connection with or by virtue of:

(a)          any inaccuracy in or breach of any representation and warranty made by Sellers in this Agreement or any Ancillary Document to which Sellers are a party;

(b)        any breach by Sellers of, or failure by Sellers to comply with, any of its covenants or obligations under this Agreement or Ancillary Document to which Sellers are a party;

(c)          any fraud by the Company Group or Sellers; and

(d)          the matters set forth on Schedule 4.2(d).

4.3        Indemnification Obligations of BBBY, Parent and Merger Sub. BBBY, Parent and Merger Sub shall, jointly and severally, defend and indemnify Sellers and their Affiliates from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a)         any inaccuracy in or breach of any representation and warranty made by BBBY, Parent or Merger Sub in this Agreement or any Ancillary Document to which BBBY, Parent or Merger Sub is a party;

(b)         any breach by BBBY, Parent or Merger Sub of, or failure by BBBY, Parent or Merger Sub to comply with, any of its covenants or obligations, as applicable, under this Agreement or any Ancillary Document to which BBBY, Parent or Merger Sub is a party; and

(c)          any fraud by Parent or Merger Sub.

4.4        Limitations on Indemnification Obligations. The obligations of the Parties pursuant to the provisions of this Article IV are subject to the following limitations.

(a)          Deductibles.

(i)          Parent Indemnitees shall not be entitled to recover under Section 4.2(a) until the aggregate amount of Damages which Parent Indemnitees would recover under Section 4.2(a), but for this Section 4.4(a)(i), exceeds $100,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a Seller Fundamental Representation.

(ii)        Sellers shall not be entitled to recover under Section 4.3(a) until the aggregate amount of Damages which Sellers would recover under Section 4.3(a), but for this Section 4.4(a)(ii), exceeds the Deductible, and then only to the extent such Damages exceed the Deductible; provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in Parent Fundamental Representations.

(b)          An Indemnified Party shall not be entitled to recover from the Indemnifying Party under Section 4.2(a) or Section 4.3(a), as applicable, with respect to a particular loss unless a claim has been asserted by written notice, setting forth the basis for such claim (a “Notice of Loss”), delivered to the Indemnifying Party, on or prior to the applicable Survival Date. For the avoidance of doubt, with respect to any matter that is the subject of a claim for which a Notice of Loss is submitted prior to the expiration of the applicable Survival Date, the subject of such claim shall survive, to the extent of such claim, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given.

(c)          An Indemnified Party shall not be entitled to recover under Section 4.2(a) or Section 4.3(a), as applicable, to the extent that the aggregate Damages actually paid by the Indemnifying Party pursuant to this Article IV would thereby exceed $3,000,000 (the “Cap”); provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in the Sellers Fundamental Representations or the Parent Fundamental Representations; provided, further that no Indemnified Party shall be entitled to recover under Section 4.2(a) or Section 4.3(a), as applicable, with respect to any inaccuracy in a representation or breach of a warranty contained in the Sellers Fundamental Representations or the Parent Fundamental Representations, to the extent that the aggregate Damages actually paid by the Indemnifying Party pursuant to this Article IV would thereby exceed the fair market value as of the Closing Date of the Merger Consideration.

(d)          Each Seller hereby waives and releases any and all rights that it may now or hereafter have under this Agreement or otherwise to assert (x) claims of contribution against any member of the Company Group in respect of any indemnity claim under this Article IV or (y) claims, or to support any other Person in claiming that, under any Law, the Closing of the Merger, or any other transaction to be consummated under or as part of this Agreement, is or could be void or voidable.

(e)        Except in the event of fraud, the rights set forth in this Article IV shall be the sole and exclusive remedy of an Indemnified Party for monetary Damages resulting from claims arising under Section 4.2 (Indemnification Obligations of Sellers) or Section 4.3 (Indemnification Obligations of BBBY, Parent and Merger Sub).

(f)        Notwithstanding anything to the contrary herein contained, the limitations on indemnification set forth in this Section 4.4 (Limitations on Indemnification Obligations) shall not apply to, and the indemnification obligations under Section 4.2 (Indemnification Obligations of Sellers) or Section 4.3 (Indemnification Obligations of Parent and Merger Sub) shall not limit, any Party’s right to recover Damages which result from or arise out of fraud, intentional misrepresentation or intentional torts of any other Party.

4.5         Third Party Claims.

(a)          Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that the failure to timely give such notice shall not affect the obligations of the Indemnifying Party under this Article IV except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b)          Except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim (including, notwithstanding anything to the contrary in this Agreement, any Third Party Claim that involves the assertion of any claim, or the commencement of any action, audit of, or dispute with a Governmental Authority incurred or sustained by, or imposed upon, Sellers or any grantor of Sellers based upon, arising out of, with respect to or by reason of Taxes for any taxable period or portion thereof ending on or before the Closing Date (any such Third Party Claim, a “Seller Tax Claim”)), if the defense of a Third Party Claim is so tendered and the Indemnifying Party accepts such tender. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, such assumption shall establish a rebuttable presumption that such Third Party Claim is within the scope of an indemnified Loss under this Agreement, and, subject to this Section 4.5, the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided that such separate counsel shall not interfere with or delay the Indemnifying Party’s conduct of such defense. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim in any material respect. So long as the Indemnifying Party has not lost its right to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right to enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Party or (ii) such settlement would create any financial or other obligation on the part of the Indemnified Party in excess of the Cap. The Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Claim relates to or arises in connection with any criminal Proceeding, indictment or allegation, (B) the Third Party Claim seeks injunctive or other equitable relief that, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the Indemnified Party (or, in the case of Parent Indemnitees, any of BBBY, Merger Sub, Parent or their Subsidiaries, including the Company Group), or (C) except with respect to any Seller Tax Claim, the Third Party Claim involves a Governmental Authority as a named party. Reasonable and documented out-of-pocket expenses (including attorneys’ fees) incurred by the Indemnified Party in connection with the foregoing shall be paid by the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by making available to the Indemnifying Party applicable personnel, during normal business hours and without business interruption, and applicable records, provided that the Indemnified Party shall not be required to provide confidential records, trade secrets or records that could reasonably be expected to compromise the Indemnified Party’s attorney-client privilege, at the Indemnifying Party’s expense. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 4.5, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided, that at least five Business Days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party, together with the proposed terms of settlement. If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses.

4.6         Determination of Damages. The parties hereby acknowledge and agree that qualifications as to materiality or “material adverse effect” (or any similar qualification) in any representation, warranty (other than with respect to the use of the word material (and the like) in Sections 2.2(k) and 2.2(bb) hereof) or covenant set forth herein or in any other document contemplated by this Agreement shall be ignored both for the purpose of determining whether a breach of a representation, warranty or covenant has occurred and for the purpose of determining the amount of applicable Damages, which shall be calculated without regard to any such qualifiers contained in any such breached representation, warranty or covenant.

4.7         Mitigation. In the event that Parent has actual knowledge of an event and actual knowledge such event could reasonably be expected to give rise to indemnifiable Damages, BBBY, Merger Sub or Parent shall take, and shall cause the Company Group to take, commercially reasonable actions to mitigate any Damages to the extent required by applicable Law; provided, that (a) such mitigation is not detrimental in any material respect to BBBY, Merger Sub, Parent or the Company Group and (b) such mitigation does not require any Parent Indemnitee to (i) initiate any litigation or other adversarial Proceedings or (ii) seek recovery against any then current customer or then current supplier; provided, further, that the failure of BBBY, Merger Sub or Parent to mitigate pursuant to the terms hereof shall only reduce the rights of BBBY, Merger Sub or Parent to recover for Damages under this Agreement to the extent of the Damages that would have been avoided by such required mitigation.

ARTICLE V
Miscellaneous

5.1        Publicity. BBBY and Sellers shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the restrictions set forth in this Section 5.1 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, by BBBY (a) as may be required by applicable Law, Order or by obligations pursuant to the rules of any national securities exchange or any regulatory reporting obligations or (b) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.1, including investor conference calls, filings with the SEC, Q&As and other publicly disclosed documents, in each case under this clause (b) to the extent such disclosure is still accurate. Notwithstanding anything to the contrary in this Section 5.1, no Party shall publicly disclose the Merger Consideration or any other financial terms relating to the consideration payable hereunder without the prior written consent of the other Parties; provided, that BBBY may make such disclosures to the extent required by applicable Law, Order or by obligations pursuant to the rules of any national securities exchange or any regulatory reporting obligations, in which case BBBY shall provide Sellers with reasonable advance notice (to the extent practicable) and shall use commercially reasonable efforts (at Sellers’ expense) to seek confidential treatment of such information to the extent permitted by applicable Law. Nothing in this Section 5.1 shall limit the ability of BBBY or Sellers to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated hereby or not inconsistent with the terms of this Agreement.

5.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date sent if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below (or at such other address or addresses for a Party as may be designated by notice given in accordance with the provisions of this Section 5.2):

if to BBBY, Merger Sub or Parent (or, following the Closing, the Company):

c/o Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
Attention: Melissa Smith, General Counsel
Email: legal@beyond.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Timothy P. FitzSimons; Thomas Guzman
Email: tfitzsimons@sidley.com; tguzman@sidley.com

if to Sellers (or, prior to the Closing, the Company):

Mitchell Rosen
139 Island Estates Parkway
Palm Coast, Florida 32137
Email: mitchalan@aol.com; srosenpro@gmail.com

with copies to (which shall not constitute notice):

FBT Gibbons LLP
325 West Main Street, Suite 301
Lexington, KY 40507
Attention: Jeff Hallos
E-mail: jhallos@fbtgibbons.com

5.3      Fees and Expenses. Except as provided in this Agreement, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, brokers’ and other professional fees and expenses, and any transfer, documentary, sales, use or similar Taxes and related fees and charges.

5.4      Entire Agreement. This Agreement, the Ancillary Documents and the instruments to be delivered by the Parties pursuant to the provisions hereof and thereof (a) constitute the entire agreement between the Parties, and (b) supersede any prior agreements, representations or warranties between the Parties regarding the subject matter hereof and thereof, including without limitation that certain letter of intent relating to the transactions herein dated May 14, 2026. Each exhibit, the Parent’s Disclosure Schedule and the Sellers’ Disclosure Schedule, shall be considered incorporated into this Agreement.

5.5        Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such waiver is sought.

5.6      Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of laws. In any Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (ii) agrees that all claims in respect of such Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 5.6; (iii) waives any objection to laying venue in any such Proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (v) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 5.2 of this Agreement.

5.7       WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.8        Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the Released Parties are third-party beneficiaries of Section 3.6.

5.9      Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect; provided, that BBBY, Merger Sub or Parent may, in their sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (a) to one or more of its Affiliates, (b) to any of its lenders (or any agents therefor) as collateral security (including any pledge of such rights and obligations and any further assignment or transfer that may occur due to a foreclosure or other remedy under the applicable loan documents) and (c) in connection with a sale of all or a portion of its business; provided, that in each event, BBBY, Merger Sub and Parent shall remain responsible for, and shall not be released from, their respective obligations hereunder.

5.10       Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties.

5.11      Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a Party or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such Party reasonably believes or reasonably is advised is not in accordance with Law.

5.12      Enforcement; Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) is not performed in accordance with its specific terms or is otherwise breached. Subject to the limitations set forth in this Section 5.12, a Party shall be entitled to seek an injunction or injunctions if monetary damages, if available, would not be an adequate remedy to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction.

5.13      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any applicable jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

5.14      Counterparts; Electronic Signatures. This Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall be deemed to include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable Law.

5.15     Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.”  The terms “herein,” “hereunder,” “herewith” and “hereof” and words of like import, unless otherwise stated, refer to this entire Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Schedules and Exhibit references are to the Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. The word “or” shall not be exclusive. Unless the context otherwise requires, references herein to a Law means such Law as amended from time to time and includes any successor legislation thereto and any rule or regulations promulgated thereunder. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” (a) to BBBY, Parent or Merger Sub within the meaning of this Agreement if such document or item was included at least two days prior to and through the date of execution of this Agreement in the electronic data room maintained on behalf of Sellers as evidenced by a storage device imprinted with all such documents or information and, promptly following the date hereof, delivered to Parent and (b) to Sellers within the meaning of this Agreement if such document or item was disclosed in BBBY’s SEC Documents filed and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system after January 1, 2024 but at least one Business Day prior to the date of this Agreement (but excluding any disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein).

5.16       Definitions.

(a)          “2025 Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(b)          “Act” has the meaning set forth in Section 3.10.

(c)          “Affiliate” means, with respect to any Person, any other Person which Controls such Person, which such Person Controls, or which is under common Control with such Person.

(d)          “Agreement” has the meaning set forth in the Preamble.

(e)          “Ancillary Documents” means the Restrictive Covenant Agreement, the Registration Rights, Lock-Up and Voting Agreement, the Offer Letters and all other documents and instruments executed in connection with this Agreement.

(f)          “Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 (if applicable), and all other applicable anti-corruption, anti-bribery and anti-money laundering Laws.

(g)          “BBBY Common Stock” means the common stock, $0.0001 par value per share, of BBBY.

(h)       “BBBY’s SEC Documents” means registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents filed by BBBY with the SEC.

(i)          “BBBY Shares” has the meaning set forth in Section 1.8.

(j)          “Business” means the business as presently conducted by the Company Group.

(k)        “Business Day” means any day other than a Saturday, Sunday or a national or New York State holiday or a day on which commercial banks in New York City are authorized to close.

(l)          “Cap” has the meaning set forth in Section 4.4(c).

(m)        “CBA” means any collective bargaining agreement or similar Contract with any labor union, trade association, works council, labor organization or similar organization representing any employee of the Company Group.

(n)          “Certificate of Merger” has the meaning set forth in Section 1.3(b).

(o)          “Certifications” means certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the BBBY’s SEC Documents.

(p)        “Claims” means any encumbrances, liens (statutory or other), security interests, claims, mortgages, deeds of trust, options, pledges, hypothecations, charges, rights of first refusal, preemptive rights, rights-of-way, easements, survey or title defects, or restrictions of any kind (including any restriction on the voting of any security or any restriction on the transfer of any security or other asset) and any written agreement or arrangement to create any of the foregoing; provided, however, that “Claims” shall not include Permitted Claims.

(q)          “Closing” has the meaning set forth in Section 1.3(a).

(r)          “Closing Date” has the meaning set forth in Section 1.3(a).

(s)          “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state or local Law.

(t)          “Code” has the meaning set forth in the Recitals.

(u)          “Company” has the meaning set forth in the Preamble.

(v)          “Company Capital Stock” has the meaning set forth in the Recitals.

(w)          “Company Data” means all data, information and data compilations contained in the Company IT Systems or any databases of the Company Group, including Personal Data and confidential information, that are used by the Company Group.

(x)          “Company Group” means the Company and its Subsidiaries.

(y)          “Company In-bound License” has the meaning set forth in Section 2.2(u)(iv).

(z)        “Company Intellectual Property” means (i) all Company Registered Intellectual Property and (ii) any other Intellectual Property Rights owned by or licensed to any member of the Company Group.

(aa)       “Company IT Systems” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, operational technology, ICS/SCADA controls, IoT devices, websites and internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the Company Group.

(bb)        “Company Out-bound License” has the meaning set forth in Section 2.2(u)(iv).

(cc)       “Company Owned Intellectual Property” means all Intellectual Property Rights owned by or purported to be owned by any member of the Company Group.

(dd)       “Company Registered Intellectual Property” means all Registered Intellectual Property Rights at any time owned by, filed in the name of or applied for by any member of the Company Group.

(ee)        “Confidential Information” has the meaning set forth in Section 3.3(d).

(ff)          “Consent” means any consent, approval, waiver, license, ratification, permission, exemption, permit, franchise, qualifications, authorization or Order of any Governmental Authority or any other Person; the expiration, lapse or termination of any waiting period (including any extension thereof) required by applicable Law; or declaration, filing, registration, qualification, recording or other action or filing with or notice or submission to, any Governmental Authority or any other Person.

(gg)        “Continuing Employees” has the meaning set forth in Section 3.7.

(hh)       “Contract” means any written, oral, implied or other agreement (including “click-through” agreement), contract, license, lease, understanding, arrangement, obligation, promise, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, sale order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

(ii)          “Control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, through voting securities, Contract or otherwise.

(jj)          “Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

(kk)        “Covenant Survival Date” has the meaning set forth in Section 4.1.

(ll)      “Damages” means all liabilities, losses, demands, claims, actions or causes of action, obligations, judgments, awards, settlements, regulatory, legislative or judicial Proceedings or investigations, assessments, levies, losses, Taxes, fines, penalties, damages, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, experts’ and third party advisors’ fees, interest and expenses, sustained or incurred in connection with the defense, investigation, adjudication, settlement or other resolution of any indemnification claim. “Damages” does not include, and no Party shall be entitled to recover, any special or any punitive damages, except to the extent awarded to a third party.

(mm)     “Data Processor” means any Person that Processes Company Data on behalf of or at the direction of the Company Group, including, but not limited to, a “service provider,” “contractor” or “processor,” as those terms are defined by Data Protection Requirements.

(nn)       “Data Protection Requirements” means all applicable Laws, industry requirements (including, to the extent applicable to the Company, the Payment Card Industry Data Security Standard), public statements or privacy policies, and Contracts relating to the (a) privacy, confidentiality, integrity, availability, collection, use, access, Processing, protection, Security Incident notification, deletion or disclosure of Company Data or Company IT Systems, (b) information security and cybersecurity (including secure software development), (c) artificial intelligence, automated decision making or machine learning technologies, or (d) cross-border data transfers.

(oo)        “Deductible” has the meaning set forth in Section 4.4(a)(i).

(pp)        “DGCL” has the meaning set forth in Section 1.2.

(qq)       “Disclosure Schedules” means Parent’s Disclosure Schedule and Sellers’ Disclosure Schedule.

(rr)         “Effect” means any effect, change, event, circumstance, occurrence, result, state of facts or development.

(ss)        “Effective Time” has the meaning set forth in Section 1.3(b).

(tt)         “Employee Plan” has the meaning set forth in Section 2.2(n)(i).

(uu)      “Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(vv)        “engage” has the meaning set forth in Section 3.2(c).

(ww)     “Environmental Laws” means any Law relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, health and safety (to the extent relating to exposure to Hazardous Materials or relating to the generation, manufacture, processing, distribution, use, management, labeling, treatment, storage, disposal, transportation, remediation, cleanup, handling, Release or threatened Release of, or exposure to, Hazardous Materials).

(xx)        “Environmental Permits” has the meaning set forth in Section 2.2(t).

(yy)        “Equipment” has the meaning set forth in Section 2.2(g).

(zz)      “Equity Securities” means any of the following: (i) corporate securities, limited liability company membership interests, participation units or similar interests, and general and limited partnership interests, (ii) rights to receive a share of profits and losses or a distribution of assets (including phantom stock, stock appreciation, profit participation and other similar rights), (iii) other securities commonly regarded as equity securities, (iv) any right to acquire any of the foregoing, including subscriptions, warrants, options, preemptive rights, calls or commitments of any kind, and (v) any right to convert into, exercise or exchange for any of the foregoing.

(aaa)       “ERISA” has the meaning set forth in Section 2.2(n)(i).

(bbb)     “ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) under common control with, or otherwise treated as a single employer with, such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(ccc)      “Exchange Act” means the Securities Exchange Act of 1934.

(ddd)      “Export Controls” has the meaning set forth in Section 2.2(r)(ii).

(eee)      “Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(fff)        “FLSA” has the meaning set forth in Section 2.2(o)(i).

(ggg)      “Fundamental Survival Date” has the meaning set forth in Section 4.1.

(hhh)      “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

(iii)        “General Survival Date” has the meaning set forth in Section 4.1.

(jjj)        “Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body established to perform such functions.

(kkk)     “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, Order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(lll)       “Hazardous Materials” means (a) any substance, material or waste that is listed, defined, classified or identified as a “pollutant” or “contaminant” or as “hazardous” or “toxic” or words of similar meaning or regulatory effect under, or for which liability or standards of care may be imposed pursuant to, Environmental Law; and (b) petroleum or petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, per-and polyfluoroalkyl substances, radon, toxic mold or radioactive materials.

(mmm)  “Improvements” has the meaning set forth in Section 2.2(s)(ii).

(nnn)    “Indebtedness” means (without duplication) the sum of the following items, calculated in accordance with GAAP as of immediately prior to the Closing: (i) the principal amount of any indebtedness of the Company Group, whether evidenced by notes, debentures or similar instrument or otherwise, for borrowed money outstanding together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due or being repaid as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on the indebtedness described in clause (i) above, (iii) obligations of the Company Group in respect of capitalized leases (but excluding operating leases) and any obligations under conditional sale, deferred consideration or other title retention agreements relating to the purchase of any property, assets, or services including any “earn-out” or other similar performance-based contingent payment obligations, (iv) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company Group to the extent drawn upon (but excluding undrawn letters of credit), (v) line of credit borrowings, bank fees and accrued distributions or dividends, (vi) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (v) of any other Person secured by any Claim on any assets of the Company Group, to the extent the Company Group has assumed or otherwise become liable for the payment thereof, (vii) guarantees of obligations of the type described in clauses (i) through (vi) above of any other Person, (viii) any payment obligation in respect of interest under any existing interest rate swap or hedge Contract entered into by the Company Group with respect to any Indebtedness described in clause (i) or (ii) above, and any costs associated with termination of any such arrangement, (ix) any amounts payable to current or former members of the Company Group or Related Parties, including accrued but unpaid distributions or dividends, (x) credit card balances of the Company Group for any personal expenses or other expenses not related to the Business, and (xi) all accrued and unpaid interest, penalties, prepayment penalties or premiums, breakage, make-whole payments, fees and other charges and amounts related to any of the foregoing; provided, however, that “Indebtedness” shall not include (A) trade payables or accrued expenses arising in the Ordinary Course of Business or (B) customer deposits and interest payable thereon in the Ordinary Course of Business.

(ooo)    “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from a Party pursuant to Article IV.

(ppp)    “Indemnifying Party” means, with respect to a particular matter, a Party who is required to provide indemnification under Article IV to another Person.

(qqq)      “Insurance Policy” has the meaning set forth in Section 2.2(i).

(rrr)        “Intellectual Property Rights” means, on a worldwide basis, any and all tangible and intangible intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including: (a) any and all United States and foreign patents and utility models and equivalent or similar rights anywhere in the world (collectively, “Patents”); (b) any and all United States and foreign copyrights, works of authorship, mask works, moral rights and other copyrightable subject matter throughout the world (collectively, “Copyrights”); (c) any and all United States and foreign trademarks, service marks, trade names, logos, mottos, slogans, taglines, corporate names, product names, service names, character names and all other indicia of commercial source or origin, and all goodwill associated therewith throughout the world (collectively, “Trademarks”); (d) any and all internet domain names and addresses; (e) any and all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, including any and all (i) processing, manufacturing, marketing, business or customer information, (ii) inventions, processes, ideas, formulae, algorithms, specifications, designs and methods, and (iii) all documentation relating thereto (including papers, blueprints, drawings, reports, diaries, annotations and notebooks) (collectively, “Trade Secrets”); (f) any and all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the world and however designated) whether or not analogous to any of the foregoing rights (including character rights, “rental” rights, remuneration rights, packaging rates, merchandising rights, advertising rights, rights of publicity and all other commercial rights), whether arising by operation of law, contract, license or otherwise; (g) any and all tangible embodiments of any of the foregoing, in any form and in any media; (h) any and all registrations, applications, renewals, extensions, continuations, continuations-in-part, provisionals, divisionals, reissues and re-examinations thereof now or hereafter in force throughout the universe (including rights in any of the foregoing) (collectively, “Registrations”); and (i) any and all Claims (whether past, present or future) arising from or related to any of the foregoing, including the sole, exclusive and independent right to enforce any and all such Claims.

(sss)       “Interim Financial Statements” has the meaning set forth in Section 2.2(e)(iii).

(ttt)        “IRS” means the Internal Revenue Service.

(uuu)     “Law” means any foreign, federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, Order, decree, proclamation, treaty, rule, regulation, official standard norm, arbitral award, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, enforced, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(vvv)     “Leased Real Property” has the meaning set forth in Section 2.2(s)(i).

(www)  “Liability” means any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) whether or not required by GAAP to be provided or reserved against on a balance sheet.

(xxx)    “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(yyy)     “Material Adverse Effect” means any Effect that, individually or in the aggregate, has had a material adverse effect on (a) the results of operations or the condition (financial or otherwise) of the business, assets, properties, or liabilities of the Company Group, taken as a whole or (b) the Company Group’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Ancillary Documents to which Sellers are a party, taken as a whole; provided, however, that, solely for the purposes of clause (a), any Effect attributable to any of the following (either alone or in combination) shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general business or economic conditions affecting the industry in which the Company Group operates, (ii) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Authority in response thereto, (iii) changes in financial, banking or securities markets, (iv) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws, or any changes in GAAP or other applicable accounting regulations or principles, or in interpretations of any of the foregoing, (v) any failure of the Company Group to meet any projections or forecasts (provided, however, that any Effect not otherwise excluded under this definition underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur), (vi) resulting from the announcement of this Agreement, or (vii) resulting from the taking of any action required or contemplated by this Agreement; except in each case with respect to clauses (i) through (iii), if such Effects disproportionately adversely affect the Company Group, taken as a whole, relative to other similarly situated companies in the industries and geographic areas in which the Company Group operates.

(zzz)      “Material Contract” and “Material Contracts” have the meanings set forth in Section 2.2(l)(i).

(aaaa)     “Merger” has the meaning set forth in the Recitals.

(bbbb)    “Merger Consideration” has the meaning set forth in Section 1.8.

(cccc)    “Merger Sub” has the meaning set forth in the Preamble.

(dddd)    “MR Trust” has the meaning set forth in the Preamble.

(eeee)     “Notice of Loss” has the meaning set forth in Section 4.4(b).

(ffff)      “OFAC” has the meaning set forth in Section 2.2(r)(ii).

(gggg)    “Order” has the meaning set forth in Section 2.1(b).

(hhhh)   “Ordinary Course of Business” means the ordinary course of business operations of the Company Group, consistent with its past practices.

(iiii)     “Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, including any amendments and other modifications thereto.

(jjjj)       “Parent” has the meaning set forth in the Preamble.

(kkkk)  “Parent Fundamental Representations” means Section 2.1(a) (Organization and Standing), Section 2.1(b) (Power and Authority), Section 2.1(c) (Conflicts; Consents), Section 2.1(f) (Brokers and Finders), Section 2.1(g) (Execution and Delivery).

(llll)       “Parent Indemnitee” and “Parent Indemnitees” have the meanings set forth in Section 4.2.

(mmmm)  “Parent Benefit Plans” has the meaning set forth in Section 3.7.

(nnnn)    “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of Parent to consummate the Merger and perform all of its respective obligations hereunder.

(oooo)    “Parent’s Disclosure Schedule” means the schedules delivered by Merger Sub and Parent to Seller concurrently herewith.

(pppp)    “Payment Allocation Schedule” means an allocation that sets forth: (a) a list of all holders of Company Capital Stock entitled to receive consideration hereunder as of immediately prior to the Effective Time, including names, addresses, and, if available, telephone numbers and e-mail addresses; (b) the shares of Company Capital Stock that are authorized, issued and outstanding as of immediately prior to the Effective Time and (c) for each holder of Company Capital Stock, (i) the number and classes of shares of Company Capital Stock held as of immediately prior to the Effective Time and (ii) a calculation of the BBBY Shares to be allocated to such holder of Company Capital Stock in respect of the same.

(qqqq)    “Party” and “Parties” have the meanings set forth in the Preamble.

(rrrr)      “Patents” has the meaning set forth in the definition of Intellectual Property Rights.

(ssss)      “Payoff Letters” has the meaning set forth in Section 1.10(a)(vi).

(tttt)       “Permits” has the meaning set forth in Section 2.2(m).

(uuuu)   “Permitted Claims” means, collectively, (i) Claims for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained in accordance with GAAP, (iii) easements, rights of way, restrictions, covenants or other similar matters of public record that do not materially detract from the value of or materially impair the existing use of the Leased Real Property affected by such easement, right of way, restriction, covenant or other matter, and (iv) zoning, building and other similar restrictions that do not materially interfere with the current use of and that do not materially detract from the value of or materially impair the existing use of the Leased Real Property.

(vvvv)  “Person” means any individual, sole proprietorship, company, firm, business, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, estate, cooperative, foundation, society, political party, union, Governmental Authority or any other enterprise, association, organization or entity of any kind.

(wwww) “Personal Data” means (a) any information relating to or reasonably capable of being associated with an identified or identifiable person, device or household; or (b) any information that constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Data Protection Requirements.

(xxxx)   “Proceeding” means any action, claim, suit, complaint, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, hearing, inquiry, audit, examination or investigation, government charge or subpoena of any kind or nature whatsoever by or before any Governmental Authority, whether at law or in equity.

(yyyy)   “Processing”, “Process”, “Processed”, with respect to data or Company IT Systems, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification or any other processing (as defined by Data Protection Requirements) of such data (including any Company Data) or Company IT Systems.

(zzzz)     “Real Estate Lease” has the meaning set forth in Section 2.2(s)(i).

(aaaaa)  “Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents and Registrations therefor; (ii) registered Trademarks and Registrations therefor; (iii) registered Copyrights and Registrations therefor; (iv) registered domain names; and (v) any other registered Intellectual Property Right that is the subject of an application, certificate, filing, or registration for such rights that is issued by or filed with any Governmental Authority at any time.

(bbbbb)  “Registration Rights, Lock-Up and Voting Agreement” has the meaning set forth in Section 1.10(a)(x).

(ccccc)   “Registrations” has the meaning set forth in the definition of Intellectual Property Rights.

(ddddd)  “Related Party” has the meaning set forth in Section 2.2(j).

(eeeee)  “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, sediment, surface water or groundwater.

(fffff)     “Released Parties” has the meaning set forth in Section 3.6.

(ggggg) “Representatives” of a Person means the officers, directors, employees, agents, attorneys, accountants, advisors and other representatives of such Person.

(hhhhh)  “Restriction Period” means from and after the Closing and continuing until five years from the Closing Date.

(iiiii)      “Sanctions” has the meaning set forth in Section 2.2(r)(ii).

(jjjjj)      “SEC” means the United States Securities and Exchange Commission.

(kkkkk)  “Securities Act” means the Securities Act of 1933.

(lllll)      “Security Incident” means either (i) any unauthorized Processing of Company Data, (ii) any unauthorized access or disruption to the Company IT Systems, or (iii) any incident that may require notification to any Person or any other entity under Data Protection Requirements.

(mmmmm)  “Seller Tax Claim” has the meaning set forth in Section 4.5(b).

(nnnnn)  “Sellers” has the meaning set forth in the Preamble.

(ooooo)  “Sellers’ Disclosure Schedule” means the schedules delivered by Sellers to Merger Sub and Parent concurrently herewith.

(ppppp) “Sellers Fundamental Representations” means Section 2.2(a) (Organization and Standing), Section 2.2(b) (Power and Authority; Execution and Delivery), Section 2.2(c)(i) (Conflicts; Consents), Section 2.2(d)(i) (Capitalization; Subsidiaries) and Section 2.2(z) (Brokers and Finders).

(qqqqq)  “Sellers’ Knowledge” means the knowledge of Mitchell Rosen and Josh Rosen following reasonable due inquiry.

(rrrrr)     “Significant Customer” has the meaning set forth in Section 2.2(w)(ii).

(sssss)    “Significant Vendor” has the meaning set forth in Section 2.2(w)(i).

(ttttt)       “Small Business Status” has the meaning set forth in Section 2.2(r)(iv).

(uuuuu)  “SR Trust” has the meaning set forth in the Preamble.

(vvvvv)  “Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest, capital interest or any other interests, in each case having the power to direct or cause the direction of the management and policies of such other Person or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

(wwwww)   “Survival Dates” has the meaning set forth in Section 4.1.

(xxxxx)  “Surviving Corporation” has the meaning set forth in Section 1.2.

(yyyyy) “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.

(zzzzz)  “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, social security, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by contract or otherwise.

(aaaaaa)  “Territory” has the meaning set forth in Section 3.2(a)(i).

(bbbbbb) “Third Party Claim” means any Proceeding which is asserted by a party other than the Parties, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject.

(cccccc) “Trade Laws” has the meaning set forth in Section 2.2(r)(ii).

(dddddd)  “Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

(eeeeee)  “Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

(ffffff)   “Transaction Expenses” means (without duplication): (i) the sum of all costs and expenses of the Company Group, or for which the Company Group is liable, related to or arising from the negotiation, preparation and consummation of this Agreement or the transactions contemplated hereby, including investment banking fees, commissions, advisory fees, legal fees and accounting fees, in each case to the extent incurred prior to the Closing, (ii) any transaction, retention or stay bonuses, sale and change of control bonuses and similar bonuses, payments or obligations due and payable in connection with the consummation of the transactions contemplated by this Agreement pursuant to arrangements entered into by the Company Group prior to the Closing (but excluding any amounts that become payable following the Closing as a result of both (i) the Closing and (ii) any action taken by the Parent or its Affiliates following the Closing, including a termination of employment (i.e., “double trigger” arrangements)), (iii) any amounts payable under any appreciation rights, phantom equity, profit-sharing, or similar plan that are triggered by the consummation of the transactions contemplated hereby and any deferred compensation, retention or severance obligations attributable to pre-Closing periods (whether or not accrued), provided, that any of the foregoing in this clause (iii) that are not accrued or payable as of the Closing and relate to revenue of the Company Group post-Closing will be allocated to Parent and not be treated as Transaction Expenses, and (iv) the employer’s share of any payroll Taxes and any required employer contributions to retirement plans, in each case whether or not accrued and solely with respect to amounts payable under clauses (ii) and (iii) above; provided, however, that “Transaction Expenses” shall not include (A) any costs and expenses incurred by BBBY, Merger Sub or Parent in connection with, related to or arising from the negotiation, preparation and consummation of this Agreement or the transactions contemplated hereby (including all investment banking fees, commissions, advisory fees, legal fees and accounting fees, to the extent engaged by BBBY, Merger Sub or Parent), regardless of whether or not the Company Group becomes responsible for such expenses at or following the Closing, (B) any ordinary course compensation, benefits or bonus payments that would have been payable regardless of the transactions contemplated hereby, or (C) any amounts set forth in the Payoff Letters.

(gggggg)  “Treasury Regulations” or “Treas. Reg.” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

(hhhhhh)   “USPTO” means the U.S. Patent and Trademark Office.

(iiiiii)      “WARN Act” has the meaning set forth in Section 2.2(o)(x).

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the date first above written.

BBBY: BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman and Chief Executive Officer

PARENT: BEYOND HOME SERVICES, LLC

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Chief Executive Officer

MERGER SUB: SFV MERGER SUB, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Chief Executive Officer

COMPANY: TWOPONDS, INC.

By:	/s/ Mitchell Rosen
Name:	Mitchell Rosen
Title:	President

MR TRUST:

MITCHELL ROSEN REVOCABLE TRUST
By:	/s/ Mitchell Rosen
Name:	Mitchell Rosen
Title:	Trustee

[Signature Page to Agreement and Plan of Merger]

SR TRUST:
SHARON ROSEN REVOCABLE TRUST

By:	/s/ Mitchell Rosen
Name:	Mitchell Rosen
Title:	Co-Trustee

By:	/s/ Sharon Rosen
Name:	Sharon Rosen
Title:	Co-Trustee

[Signature Page to Agreement and Plan of Merger]